EXHIBIT 10.7

LINCOLN ELECTRIC HOLDINGS, INC.

THE LINCOLN ELECTRIC COMPANY

LINCOLN ELECTRIC INTERNATIONAL HOLDING COMPANY

J.W. HARRIS CO., INC.

LINCOLN GLOBAL, INC.

TECHALLOY, INC.

WAYNE TRAIL TECHNOLOGIES, INC.

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

$100,000,000 Uncommitted Master Note Facility

UNCOMMITTED MASTER NOTE FACILITY

DATED AS OF NOVEMBER 27, 2018

TABLE OF CONTENTS

SECTION	HEADING	PAGE

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SCHEDULE A	—	DEFINED TERMS

SCHEDULE 4.4(a)	—	FORM OF OPINION OF SPECIAL COUNSEL FOR THE OBLIGORS

SCHEDULE 4.4(b)	—	FORM OF OPINION OF SPECIAL COUNSEL FOR THE PURCHASERS

Schedule 5.3	—	DISCLOSURE MATERIALS

Schedule 5.4	—	SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK

Schedule 5.5	—	FINANCIAL STATEMENTS

Schedule 5.15	—	EXISTING INDEBTEDNESS

Schedule 9.7	—	FORM OF JOINDER AGREEMENT AND AFFIRMATION

Schedule 10.6	—	EXISTING LIENS

Schedule B	—	INFORMATION RELATING TO ALLIANZ

Exhibit A	—	FORM OF SUPPLEMENT

-v-

LINCOLN ELECTRIC HOLDINGS, INC.

THE LINCOLN ELECTRIC COMPANY

LINCOLN ELECTRIC INTERNATIONAL HOLDING COMPANY

J.W. HARRIS CO., INC.

LINCOLN GLOBAL, INC.

TECHALLOY, INC.

WAYNE TRAIL TECHNOLOGIES, INC.

$100,000,000 Uncommitted Master Note Facility

Dated as of November 27, 2018

Allianz Life Insurance Company of North America and

Each Allianz Affiliate (as defined herein) which

becomes bound by certain provisions

of this Agreement as hereinafter provided

c/o Allianz Global Investors U.S. LLC

Attn: Private Placements

55 Greens Farms Road

Westport, CT 06880

Ladies and Gentlemen:

LINCOLN ELECTRIC HOLDINGS, INC., an Ohio corporation (together with any successor thereto that becomes a party hereto pursuant to Section 10.2, the “Company”), The Lincoln Electric Company, an Ohio corporation (“Lincoln”), Lincoln Electric International Holding Company, a Delaware corporation (“International”), J.W. Harris Co., Inc., an Ohio corporation (“Harris”), Lincoln Global, Inc., a Delaware corporation (“Global”), Techalloy, Inc., a Delaware corporation (“Techalloy”), and Wayne Trail Technologies, Inc., an Ohio corporation (“Wayne” and with the Company, Lincoln, International, Harris, Global and Techalloy, each an “Obligor” and, collectively, the “Obligors”) with Allianz Life Insurance Company of North America, a Minnesota life insurance company (“Allianz”) and each Allianz Affiliate (as defined herein) which becomes bound by this Agreement as provided herein (each, a “Purchaser” and, collectively, the “Purchasers”) as follows. Certain capitalized and other terms used in this Agreement are defined in Schedule A; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

SECTION 1. AUTHORIZATION OF NOTES; RELEASE OF OBLIGORS.

Section 1.1.    Authorization. The Company may, from time to time and in accordance with the terms of this Agreement, authorize the issue and sale of senior promissory notes of the Obligors (the “Notes”) issuable in series (each a “Series” of Notes) on the terms set forth herein.

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

The Notes of each Series will be substantially in the form set out in the Supplement (defined below) for such Series, in each case, with such changes therefrom, if any, as may be approved by the purchasers of the Notes of such Series and the Obligors. The term “Note” and “Notes” as used in this Agreement includes each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any Note pursuant to any such provision.

Section 1.2.    Establishment of Series. Each Series of Notes will be issued pursuant to a supplement to this Agreement (a “Supplement”) in substantially the form of Exhibit A, and will be subject to the following terms and conditions:

(a)    Notes of a Series may be issued and sold only to Allianz Affiliates pursuant to this Agreement, each in its sole and absolute discretion, it being the express understanding and agreement of the parties hereto that the terms of this Agreement shall not be construed by the Obligors or any other Person as a commitment by Allianz or any Allianz Affiliate;

(b)    subject to Section 2.3, Notes of a Series may be issued and sold pursuant to this Agreement until the fifth anniversary of the date of this Agreement or, if such anniversary is not a Business Day, the Business Day next preceding that anniversary (the period during which Notes may be issued and sold pursuant to this Agreement is the “Issuance Period”);

(c)    the aggregate principal amount of all Notes of all Series of Notes that may be issued hereunder is $100,000,000 (the “Maximum Facility Amount”) and the aggregate principal amount of all Shelf Notes that may be outstanding at any time is $700,000,000 (“Maximum Aggregate Shelf Amount”);

(d)    the designation of each Series of Notes shall distinguish the Notes of one Series from the Notes of all other Series, and Notes of a Series may be issued in tranches within a Series;

(e)    the Notes of each Series and the obligations under this Agreement in respect of such Notes shall rank pari passu in right of payment with each other Series of Notes and at least pari passu in right of payment with all other unsecured Senior Indebtedness of the Obligors, as the case may be;

(f)    the Notes of each Series shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory prepayments on the dates and with the Make-Whole Amounts and other payment amounts, if any, as are agreed to between the Obligors and the purchasers thereof and provided in the Supplement under which such Notes are issued, and shall have such additional or different conditions precedent to closing and such additional or different representations and warranties or other terms and provisions as shall be specified in such Supplement;

(g)    any additional covenants, Defaults, Events of Defaults, rights or similar provisions that are added by a Supplement for the benefit of the Series to be issued pursuant

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

to such Supplement shall apply to all outstanding Notes, whether or not the Supplement so provides, provided, that any such additional covenants, Defaults or Events of Default shall not reduce or diminish any existing covenants or Events of Default; and

(h)    except to the extent provided in Subsection (f) above, all of the provisions of this Agreement shall apply to the Notes of each Series.

Section 1.3.    Release of Obligors. Allianz and the holders of the Notes agree to discharge and release any Obligor (other than the Company) from its obligations hereunder and under the Notes upon the written request of the Company, including, but not limited to, if the Company sells, leases or otherwise disposes of all or substantially all of the assets or all of the capital stock of such Obligor to any Person (other than an Affiliate), provided that (i) such Obligor has been released and discharged (or will be released and discharged concurrently with the release of such Obligor hereunder and under the Notes), whether as a borrower, obligor and/or guarantor, from all obligations under all Material Credit Facilities and the Company so certifies to the holders of the Notes in a certificate of a Responsible Officer, (ii) at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes stating that no Default or Event of Default exists or results therefrom, and (iii) if any fee or other form of consideration is given to any holder of Indebtedness of the Company for the purpose of such release, Allianz and holders of the Notes shall receive equivalent consideration.

Section 1.4.    Additional Interest. If the Total Leverage Ratio at any time exceeds 3.50 to 1.00, as evidenced by an Officer’s Certificate delivered pursuant to Section 7.2(a), the interest rate payable on the Notes shall be increased by 0.75% (the “Incremental Interest”). Such Incremental Interest shall begin to accrue on the first day of the fiscal quarter following the fiscal quarter in respect of which such Certificate was delivered and shall continue to accrue until the Company has provided an Officer’s Certificate pursuant to Section 7.2(a) demonstrating that, as of the last day of the fiscal quarter in respect of which such Certificate is delivered, the Total Leverage Ratio is not more than 3.50 to 1.00. In the event such Officer’s Certificate is delivered, the Incremental Interest shall cease to accrue on the last day of the fiscal quarter in respect of which such Certificate is delivered.

SECTION 2. UNCOMMITTED NOTE FACILITY.

Section 2.1.    Facility. Subject to the terms and conditions of this Agreement, Allianz is willing to consider from time to time, in its sole discretion and within limits that may be authorized for purchase by Allianz Affiliates, the purchase of Notes pursuant to this Agreement. The willingness of Allianz to consider such purchase of Notes is the “Facility.” NOTWITHSTANDING THE WILLINGNESS OF ALLIANZ TO CONSIDER PURCHASES OF NOTES BY ALLIANZ AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER ALLIANZ NOR ANY ALLIANZ AFFILIATE WILL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF NOTES, THAT ALLIANZ AND ANY ALLIANZ AFFILIATE MAY DECLINE TO PURCHASE NOTES FOR ANY REASON IN THEIR SOLE DISCRETION, AND THE FACILITY IS NOT TO BE CONSTRUED AS A COMMITMENT BY ALLIANZ OR ANY ALLIANZ AFFILIATE.

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

Section 2.2.    Requests for Purchase. The Company may, from time to time during the Issuance Period, make requests for purchases of Notes in writing to Allianz, specifying (a) the aggregate principal amount of Notes to be purchased, in an amount not less than $10,000,000 and not greater than the remaining Maximum Facility Amount at the time the request is made, (b) the desired final maturity which shall not be more than 20 years after the issuance of such Notes, (c) the average life thereof (which shall not be more than 15 years), (d) the desired Closing Date, (e) the intended use by the Obligors of the proceeds from the sale of such Notes, and (f) such other terms as the Company shall request. Allianz may, but is under no obligation to, consider such requests, and may provide to the Company quotes for interest rate spreads based upon the terms requested by the Company, and may propose such other terms and conditions as Allianz shall require. Any agreement reached mutually between the Company and Allianz shall be set forth in a written rate lock letter (each, a “Rate Lock Letter”), which letter shall specify the interest rate to be applicable to such agreed upon Notes (the “Accepted Notes”), payment terms and such other the terms and conditions on which such Notes may be purchased by Allianz Affiliates. Upon the execution and delivery of the Rate Lock Letter by Allianz, the Company, and subject to the terms and conditions of this Agreement, the related Supplement and the Rate Lock Letter, the Obligors will sell to Allianz Affiliates and Allianz Affiliates will purchase the Notes of a Series having the terms and other provisions set forth in the Rate Lock Letter.

Section 2.3.    Fees.

(a)    Issuance Fees. The Obligors will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Date in an amount equal to 0.05% of the aggregate principal amount of Notes sold to such Purchaser on such Closing Date; provided that no such Issuance Fee shall be payable with respect to any Notes for which an interest rate has been locked on or prior to the first anniversary of the Execution Date.

(b)    Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed or cancelled for any reason in accordance with Section 3.2 (other than solely as a result of the failure of the Purchaser thereof to fund the purchase price of such Accepted Note on such original Closing Date when all conditions precedent to such Purchaser’s obligation to purchase and pay for such Accepted Note in Section 4 hereof have been satisfied on or before such original Closing Date) beyond the original Closing Date for such Accepted Note, the Obligors will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Rescheduled Closing Date, the Delayed Delivery Fee. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Date for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.2.

(c)    Cancellation Fee. If any Accepted Note is cancelled in accordance with Section 3.2, the Company will pay to each Purchaser which agreed to purchase such Accepted Note no later than one day after the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) equal to the sum of the Delayed Delivery Fee and the Hedge Reimbursement Cost.

Section 2.4.    Option to Terminate Issuance Period. The Obligors may at their option by written notice to Allianz, and Allianz at its option by written notice to the Obligors, terminate the

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

Issuance Period hereunder prior to the end date thereof, and thereby permanently terminate the issuance and sale of any additional Notes hereunder. The termination of the Issuance Period will be effective on the tenth Business Day after such written notice is given by the party or parties requesting such termination. If the Issuance Period is terminated when Notes of one or more Series are outstanding, then no additional Notes shall be issued or sold under this Agreement, but all other terms and provisions of this Agreement, the Notes, the Guaranty and any other agreements and instruments entered into in connection herewith and therewith shall remain in full force and effect. If the Issuance Period is terminated when no Notes are outstanding, then this Agreement shall also be deemed terminated (except for provisions hereof that expressly survive any termination).

SECTION 3. EXECUTION; CLOSINGS.

Section 3.1.    Closing Date. The execution and delivery of this Agreement shall occur on November 27, 2018 (the “Execution Date”). The sale and purchase of each Series of Notes to be purchased by the Purchasers thereof from time to time shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603 at 10:00 A.M. Chicago time, at a closing on the date (each, a “Closing Date”) mutually agreed upon by the Obligors and the Purchasers of such Series and designated in the Supplement related thereto (each, a “Closing”). At each Closing, the Obligors will deliver to each Purchaser of the Series then to be issued and sold, the Notes to be purchased by such Purchaser at such Closing in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of such Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Obligors or their order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds to the account identified pursuant to Section 4.11. If at a Closing the Obligors shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

Section 3.2.    Reinstatement Date. If the Obligors fail to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Date for such Accepted Notes as provided in Section 3.1, or any of the conditions specified in Section 4 shall not have been fulfilled by 2:00 p.m., Chicago time, on the Business Day prior to such scheduled Closing Date, the Company shall, prior to 2:00 p.m., Chicago time, on the Business Day prior to such scheduled Closing Date notify Allianz (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than ten Business Days after such scheduled Closing Date (the “Rescheduled Closing Date”)) and certify to Allianz (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Date and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.3(b) or (ii) such Closing is to be canceled and certify that the Company will pay the Cancellation Fee in accordance with Section 2.3(c). In the event that the Issuer shall fail to give such notice referred to in the preceding sentence, Allianz (on behalf of each Purchaser) may at its

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

election, at any time after 2:00 p.m., Chicago time, on the Business Day prior to such scheduled Closing Date, notify the Obligors in writing that such closing is to be canceled. If the Obligors fail to provide notice of delay or cancellation or any of the conditions specified in Section 4 shall not have been fulfilled by 2:00 p.m., Chicago time, on the Business Day prior to such scheduled Closing Date, nothing herein shall obligate the Purchasers to purchase the Notes.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the applicable Closing for such Notes is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions and the conditions specified in the Supplement pursuant to which such Notes may be issued:

Section 4.1.    Representations and Warranties. The representations and warranties of the Obligors under Section 5 of this Agreement shall be correct when made and at such Closing; provided that the Obligors shall update and supplement the representations and schedules as necessary in the applicable Supplement.

Section 4.2.    Performance; No Default. The Obligors shall have performed and complied with all material agreements and conditions contained in this Agreement required to be performed or complied with by the Obligors prior to or at such Closing. From the date of this Agreement until such Closing, and before and after giving effect to the issue and sale of the applicable Notes (and the application of the proceeds thereof as contemplated by Section 5.14), (i) no Default or Event of Default shall have occurred and be continuing and (ii) no Change of Control shall have occurred.

Section 4.3.    Compliance Certificates.

(a)    Officer’s Certificate. Each Obligor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 1.2(c) (and such certification shall include the principal amount of Shelf Notes outstanding pursuant to each Shelf Facility), 1.2(e), 4.1, 4.2 and 4.9 have been fulfilled.

(b)    Secretary’s Certificate. Each Obligor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of such Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) such Obligor’s organizational documents as then in effect.

Section 4.4.    Opinions of Counsel. Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of such Closing (a) from Jones Day, counsel for the Obligors, covering the matters set forth in Schedule 4.4(a) (and the Obligors hereby instruct their counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

Section 4.5.    Purchase Permitted By Applicable Law, Etc. On the date of such Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.    Sale of Other Notes. Contemporaneously with such Closing the Obligors shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in the applicable Supplement.

Section 4.7.    Payment of Special Counsel Fees. Without limiting Section 15.1, the Obligors shall have paid on or before the Execution Date and the applicable Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Obligors at least one Business Day prior to the Execution Date or such Closing.

Section 4.8.    Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each Series of the Notes.

Section 4.9.    Changes in Corporate Structure. No Obligor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5 and as such schedule is updated pursuant to a Supplement or as otherwise permitted pursuant to Section 10.2.

Section 4.10.    Funding Instructions. At least three Business Days prior to the date of such Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Obligors providing wire information, including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11.    Certain Documents. (a) Each Obligor and each Purchaser of the Notes to be issued and sold at such Closing shall have executed and delivered a Supplement substantially in the form of Exhibit A hereto.

Section 4.12.    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS.

The Obligors jointly and severally represent and warrant to Allianz as of the date of this Agreement and to Allianz and each Purchaser as of the time of each Closing as follows (it being understood that the Obligors may supplement the representations and warranties set forth in this Section 5 and the related Schedules pursuant to a Supplement entered into in connection with the issuance of a Series of Notes; provided that no supplement to any representation or warranty shall modify any representation or warranty (or cure any misrepresentation or error in warranty) made by the Obligors as of an earlier date):

Section 5.1.    Organization; Power and Authority. Each Obligor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each Obligor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2.    Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of each Obligor, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of each Obligor enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.    Disclosure. This Agreement, the financial statements referenced in Section 5.5 and the certificates delivered to the Purchasers by or on behalf of the Obligors in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not materially misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2017 there has been no change in the financial condition, operations, business or properties of any Obligor and its Subsidiaries, taken as a whole, except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

Section 5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary. Each of the Obligors (other than the Company) is wholly-owned by the Company, either directly or indirectly through one or more wholly-owned Subsidiaries.

(b)    All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c)    Each Subsidiary listed on Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and, in the case of each Subsidiary that is not an Obligor, where applicable, in good standing under the laws of its jurisdiction of organization other than as to which the failure to be in good standing would not in the aggregate reasonably be expected to have a Material Adverse Effect, and each Subsidiary is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor is in good standing under the laws of its jurisdiction of organization. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

Section 5.5.    Financial Statements; Material Liabilities. Since December 31, 2017, the Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5 or as required to be delivered pursuant to Section 7.1. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).    The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6.    Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by each Obligor of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Obligor or any Subsidiary under, (A) any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, shareholders agreement or (B) any other agreement or instrument evidencing Indebtedness listed on Schedule 5.15 to which any Obligor or any Subsidiary is bound or by which any Obligor or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Obligor or any Subsidiary.

Section 5.7.    Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by each Obligor of this Agreement or the Notes.

Section 5.8.    Litigation; Observance of Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of any Obligor, threatened against or affecting any Obligor or any Subsidiary or any property of any Obligor or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    No Obligor nor any Subsidiary is (i) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (ii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.    Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2014.

Section 5.10.    Title to Property; Leases. The Obligors and their Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by any Obligor or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.    Licenses, Permits, Etc. The Obligors and their Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.12.    Compliance with ERISA. (a) The Obligors and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. None of the Obligors nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by any Obligor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)    The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)    None of the Obligors nor its ERISA Affiliates have incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)    The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Obligors to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13.    Private Offering by the Obligors. In the case of each Closing and as further supplemented by the applicable Supplement, none of the Obligors nor anyone acting on their behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy such

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than six (6) other Institutional Investors, each of which has been offered such Notes at a private sale for investment. None of the Obligors or anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of such Notes to the registration requirements of section 5 of the Securities Act.

Section 5.14.    Use of Proceeds; Margin Regulations. The Obligors will apply the proceeds of the sale of the Notes hereunder for the purpose set out in the applicable Supplement. No part of the proceeds from the sale of any Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Obligors in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and none of the Obligors has any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.    Existing Indebtedness. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries, the outstanding principal amount of which exceeds $5,000,000, as of September 30, 2018 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Obligors and their Subsidiaries. None of the Obligors nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of any Obligor or such Subsidiary and no event or condition exists with respect to any Indebtedness of any Obligor or any Subsidiary the outstanding principal amount of which exceeds $5,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)    None of the Obligors nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of any Obligor or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Obligors, except as disclosed in Schedule 5.15.

Section 5.16.    Foreign Assets Control Regulations, Etc. (a) None of the Obligors nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked,

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subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). None of the Obligors nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b)    No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Obligors or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

(c)    None of the Obligors nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Obligors’ actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Obligors have established procedures and controls which they reasonably believe are adequate (and otherwise comply with applicable law) to ensure that the Obligors and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d)    (1) None of the Obligors nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Obligors’ actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;

(2)    To the Obligors’ actual knowledge after making due inquiry, none of the Obligors nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised,

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given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in material violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(3)    No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. Each Obligor has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that each Obligor and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

Section 5.17.    Status under Certain Statutes. None of the Obligors nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

SECTION 6. REPRESENTATIONS OF THE PURCHASERS.

As of the date of each issuance of Notes pursuant to a Supplement, each Purchaser represents:

Section 6.1.    Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Obligors are not required to register the Notes.

Section 6.2.    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption

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(“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Obligors in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Obligors that would cause the QPAM and any Obligor to be “related” within the meaning of Part VI(h) of the QPAM Exemption and the identity of such QPAM has been disclosed to the Obligors in writing pursuant to this clause (d);or

(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in any Obligor and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit

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plan(s) whose assets constitute the Source have been disclosed to the Obligors in writing pursuant to this clause (e); or

(f)    the Source is a governmental plan; or

(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Obligors in writing pursuant to this clause (g); or

(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7. INFORMATION AS TO OBLIGORS.

Section 7.1.    Financial and Business Information. The Obligors shall deliver to each Purchaser and each holder of a Note that is an Institutional Investor:

(a)    Quarterly Statements — within 60 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)    an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)    unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries, for such quarter,

setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a);

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(b)    Annual Statements — within 105 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of

(i)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Securities Exchange Act of 1934) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b);

(c)    SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or financial projections sent by the Company or any Subsidiary to its public Securities holders generally or to any lender under any Shelf Facility, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such Purchaser or holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC;

(d)    Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Obligors are taking or proposes to take with respect thereto;

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(e)    ERISA Matters — promptly, and in any event within ten days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that any Obligor or an ERISA Affiliate proposes to take with respect thereto:

(i)    with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Obligor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)    any event, transaction or condition that could result in the incurrence of any liability by any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(f)    Notice of Supplements — the Company shall provide notice to Allianz in the event that any Shelf Notes are issued by the Obligors promptly after the issuance thereof or in the event that the terms of any Shelf Facility have been amended or waived by providing a copy of such supplement, amendment or waiver; and

(g)     Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Obligors to perform their obligations hereunder and under the Notes as from time to time may be reasonably requested by any such Purchaser or holder of a Note.

Section 7.2.    Officer’s Certificate. Each set of financial statements delivered to a Purchaser or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a)    Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Obligors were in compliance with the requirements of Section 10 during the quarterly or annual period covered by the statements then being furnished, (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is

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required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and

(b)    Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Obligors and their Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action any Obligor shall have taken or proposes to take with respect thereto.

Section 7.3.    Visitation. The Obligors shall permit the representatives of each Purchaser and each holder of a Note that is an Institutional Investor:

(a)    No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or such holder and upon reasonable prior notice to the Obligors, to visit the principal executive office of the Obligors, to discuss the affairs, finances and accounts of the Obligors and their Subsidiaries with officers of the Obligors, and (with the consent of the Obligors, which consent will not be unreasonably withheld) to visit the other offices and properties of the Obligors and their Subsidiaries, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)    Default — if a Default or Event of Default then exists, at the expense of the Obligors to visit and inspect any of the offices or properties of the Obligors or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Obligors authorize said accountants to discuss the affairs, finances and accounts of the Obligors and their Subsidiaries), all at such times and as often as may be requested.

Section 7.4.    Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered

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by the Obligors pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Obligors satisfy any of the following requirements with respect thereto:

(i)    such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 are delivered to each Purchaser or holder of a Note by e-mail;

(ii)    the Company shall have timely filed such Form 10-Q or Form 10-K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://www.lincolnelectric.com as of the date of this Agreement;

(iii)    such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 are timely posted by or on behalf of the Company on any website to which each holder of Notes has free access; or

(iv)    the Company shall have filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on any website to which each holder of Notes has free access;

provided however, that in the case of any of clauses (ii), (iii) or (iv), the Obligors shall have given each Purchaser or holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any Purchaser or holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the Obligors will promptly e-mail them or deliver such paper copies, as the case may be, to such Purchaser or holder.

SECTION 8. PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1.    Maturity. As provided therein, the entire unpaid principal balance of each Series of Notes shall be due and payable on the applicable Maturity Date thereof.

Section 8.2.    Optional Prepayments with Make-Whole Amount. The Obligors may, at their option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Obligors will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than ten days and not more than 60 days prior to the date fixed for such prepayment unless the Obligors and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid,

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and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Obligors shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3.    Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4.    Maturity; Surrender, Etc. In the case of each optional prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Obligors shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Obligors and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5.    Purchase of Notes. The Obligors will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Obligors or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least ten (10) Business Days. If the holders of more than 35% of the principal amount of the Notes then outstanding accept such offer, the Obligors shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least seven (7) Business Days from its receipt of such notice to accept such offer. The Obligors will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6.    Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note of any Series, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note of such Series over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.4 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7.    Change of Control. (a) Notice of Change of Control. The Company will, within 15 Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control, give written notice of such Change of Control to each holder of Notes unless notice in respect of such Change of Control shall have been given pursuant to subparagraph (b) of this Section 8.7. If a Change of Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.7 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.7.

(b)    Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.7, such date shall be not less than 20 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 45th day after the date of such offer).

(c)    Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Company at least 5 Business Days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7, or to accept an offer as to all of the Notes held by such holder, in each case on or before the 5th Business Day preceding the Proposed Prepayment Date, shall be deemed to constitute a rejection of such offer by such holder.

(d)    Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment and without any Make-Whole Amount. The prepayment shall be made on the Proposed Prepayment Date.

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

(e)    Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; and (v) in reasonable detail, the nature and date or proposed date of the Change of Control.

Section 8.8.    Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) subject to clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 9. AFFIRMATIVE COVENANTS.

During the Issuance Period and so long thereafter as any of the Notes are outstanding, each Obligor covenants that:

Section 9.1.    Compliance with Laws. Without limiting Section 10.5, each Obligor will, and will cause each Subsidiary to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.    Insurance. Each Obligor will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.    Maintenance of Properties. Each Obligor will, and will cause each Subsidiary to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent any Obligor or any Subsidiary from discontinuing the operation and the

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such Obligor has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.    Payment of Taxes. Each Obligor will, and will cause each Subsidiary to, file all material income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent the same have become due and payable and before they have become delinquent, provided that none of the Obligors nor any Subsidiary need pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by such Obligor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and any Obligor or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of such Obligor or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges and levies would not reasonably be expected to have a Material Adverse Effect.

Section 9.5.    Corporate Existence, Etc. Subject to Section 10.2, each Obligor will at all times preserve and keep its corporate existence in full force and effect. Subject to Sections 10.2 and 10.3, each Obligor will at all times preserve and keep in full force and effect the corporate existence of each Subsidiary (unless merged into the Company, another Obligor or a Wholly-Owned Subsidiary) and all rights and franchises of such Obligor and its Subsidiaries unless, in the good faith judgment of such Obligor, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not have a Material Adverse Effect.

Section 9.6. Books and Records. Each Obligor will, and will cause each Subsidiary to, maintain proper books of record and account in conformity with GAAP in all material respects and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Obligor or such Subsidiary, as the case may be. Each Obligor will, and will cause each Subsidiary to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets.

Section 9.7    Additional Obligors.    The Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise (each, an “Additional Obligor”), for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith:

(a)    enter into a joinder agreement in substantially the form attached hereto as Schedule 9.7 or enter into an amendment to this Agreement with the other parties hereto and thereto, in form and substance reasonably satisfactory to the Required Holders, providing that such Additional Obligor shall become an Obligor hereunder, and

(b)    deliver the following to Allianz and each of holder of a Note:

(i)    an executed counterpart of such joinder agreement or such amendment to this Agreement and the Notes;

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

(ii)    a certificate signed by an authorized responsible officer of such Additional Obligor containing representations and warranties on behalf of such Additional Obligor to the same effect, mutatis mutandis, as those contained in Section 5 of this Agreement (but with respect to such Additional Obligor);

(iii)    all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and good standing of such Additional Obligor and the due authorization by all requisite action on the part of such Additional Obligor of the execution and delivery of such joinder agreement or such amendment to this Agreement and the performance by such Additional Obligor of its obligations thereunder and under the Notes; and

(iv)    an opinion of counsel (which may be from internal counsel) reasonably satisfactory to the Required Holders covering such matters relating to such Additional Obligor and such joinder agreement or such amendment to this Agreement as the Required Holders may reasonably request.

SECTION 10. NEGATIVE COVENANTS.

During the Issuance Period and so long thereafter as any of the Notes are outstanding, each Obligor covenants that:

Section 10.1.    Transactions with Affiliates. No Obligor will or will permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company, another Obligor or another Subsidiary), except pursuant to the reasonable requirements of such Obligor’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Obligor or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.2.    Merger, Consolidation, Etc. No Obligor will or will permit any Subsidiary to consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a)    with regard to any such transaction involving an Obligor, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Obligor as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if such Obligor is not such corporation or limited liability company, such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes;

(b)    any Subsidiary of any Obligor may (x) consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

transactions to, (i) an Obligor or a Subsidiary so long as in any merger or consolidation involving any Obligor, such Obligor shall be the surviving or continuing entity or (ii) any other Person so long as the survivor is a Subsidiary, or (y) convey, transfer or lease all of its assets in compliance with the provisions of Section 10.3;

(c)    each other Obligor reaffirms its obligations under this Agreement and the Notes in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and

(d)    immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of any Obligor shall have the effect of releasing such Obligor or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes.

Section 10.3.    Sales of Assets. No Obligor will or will permit any Subsidiary to, sell, lease or otherwise dispose of any Substantial Part (as defined below) of the assets of such Obligor and its Subsidiaries; provided, however, that any Obligor or any Subsidiary may sell, lease or otherwise dispose of assets constituting a Substantial Part of the assets of such Obligor and its Subsidiaries if such assets are sold in an arm’s length transaction and, at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and an amount equal to the net proceeds received from such sale, lease or other disposition (but not less than that portion of such assets that exceeds the definition of Substantial Part) shall be used within 365 days of such sale, lease or disposition, in any combination:

(1)    to acquire productive assets used or useful in carrying on the business of the Obligors and their Subsidiaries and having a value at least equal to the value of such assets sold, leased or otherwise disposed of; and/or

(2)    to prepay or retire Senior Indebtedness of any Obligor and/or its Subsidiaries, provided that (i) such Obligor shall offer to prepay each outstanding Note in a principal amount which equals the Ratable Portion for such Note, and (ii) any such prepayment of the Notes shall be made at par, together with accrued interest thereon to the date of such prepayment, but without the payment of the Make-Whole Amount. Any offer of prepayment of the Notes pursuant to this Section 10.3 shall be given to each holder of the Notes by written notice that shall be delivered not less than thirty (30) days and not more than sixty (60) days prior to the proposed prepayment date. Each such notice shall state that it is given pursuant to this Section 10.3 and that the offer set forth in such notice must be accepted by such holder in writing and shall also set forth (i) the prepayment date, (ii) a description of the circumstances which give rise to the proposed prepayment and (iii) a calculation of the Ratable Portion for such holder’s Notes. Each holder of the Notes which desires to have its Notes prepaid shall notify the Obligors in writing delivered not less than five (5) Business Days prior to the proposed prepayment date of its acceptance of

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

such offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 10.3, or to accept an offer as to all of the Notes held by such holder, in each case on or before the 5th Business Day preceding the proposed prepayment date, shall be deemed to constitute a rejection of such offer by such holder. Prepayment of Notes pursuant to this Section 10.3 shall be made in accordance with Section 8.2 (but without payment of the Make-Whole Amount).

As used in this Section 10.3, a sale, lease or other disposition of assets shall be deemed to be a “Substantial Part” of the assets of any Obligor and its Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by all Obligors and their Subsidiaries during the period of 12 consecutive months ending on the date of such sale, lease or other disposition, exceeds 15% of the book value of Consolidated Total Assets, determined as of the end of the fiscal year immediately preceding such sale, lease or other disposition; provided that there shall be excluded from any determination of a “Substantial Part” (i) any sale or other disposition of obsolete or worn out property, (ii) any sale, lease or disposition of assets (including inventory and investments) in the ordinary course of business of any Obligor and its Subsidiaries, (iii) any transfer of assets from any Obligor to any Wholly-Owned Subsidiary or from any Subsidiary to any Obligor or a Wholly-Owned Subsidiary, or (iv) any sale or transfer of property acquired by any Obligor or any Subsidiary after the date of this Agreement to any Person within 365 days following the acquisition or construction of such property by any Obligor or any Subsidiary if such Obligor or a Subsidiary shall concurrently with such sale or transfer, lease such property, as lessee. For purposes of this Agreement, Trade Receivables sold or otherwise conveyed to a Special Purpose Company pursuant to one or more Qualifying Securitization Transactions shall be excluded from the limitations of this Section 10.3, to the extent that the aggregate amount outstanding under all financing facilities relating to such Qualifying Securitization Transactions shall not exceed $100,000,000 at any time of determination.

Section 10.4.    Line of Business. No Obligor will or will permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Investor Presentation.

Section 10.5.    Terrorism Sanctions Regulations. No Obligor will or will permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any Purchaser or holder to be in violation of any law or regulation applicable to such Purchaser or holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any Purchaser or holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

Section 10.6.    Liens. No Obligor will or will permit any Subsidiary to, directly or indirectly, (a) acquire any property subject to any inventory consignment, lease, land contract or other title retention contract (this Section shall not apply to true leases, consignments, tolling or other possessory agreements in respect of the property of others whereby such Obligor or Subsidiary does not have legal or beneficial title to such property and which, pursuant to GAAP, are not required to be capitalized), (b) sell or otherwise transfer any Trade Receivables, whether with or without recourse, or (c) create, incur, suffer or permit any property now owned or hereafter acquired by it or any income or profits thereon to be or become encumbered by any mortgage, security interest, financing statement or Lien of any kind or nature or assign or otherwise convey any right to receive income or profits; provided, that this Section shall not apply to:

(i)    any lien for a Tax, assessment or governmental charge or levy which is not yet due and payable or which is being contested in good faith and as to which such Obligor or such Subsidiary shall have made appropriate reserves;

(ii)    any lien securing only its workers’ compensation, unemployment insurance and similar obligations;

(iii)    any mechanics, carrier’s or similar common law or statutory lien incurred in the normal course of business;

(iv)    any transfer of a check or other medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business;

(v)    Permitted Purchase Money Security Interests;

(vi)    any financing statement perfecting only a security interest permitted by this Section;

(vii)    easements, restrictions, minor title irregularities and similar matters having no adverse effect as a practical matter on the ownership or use of any real property of the Company or any Subsidiary;

(viii)    Liens existing on property at the time of acquisition (including Liens on property of any business entity at the time of acquisition of the capital stock or assets of such business entity or a merger with or consolidation with such business entity by any Obligor or any Subsidiary permitted pursuant to Section 10.2) and not created in contemplation thereof, provided that (i) the Lien shall attach solely to the property so acquired (and any repairs, renewals, replacements, additions, accessions, betterments, improvements, modifications or proceeds thereof or relating thereto), (ii) at the time of acquisition of such property, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on the property so acquired, whether or not assumed by such Obligor or such Subsidiary, shall not exceed an amount equal to the lesser of the total purchase price or fair market value of such property at the time of acquisition (as determined in good faith by one or more officers of such Obligor or such Subsidiary, as the case may be), and (iii) the

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aggregate principal amount of all Indebtedness secured by such Liens shall be permitted hereunder;

(ix)    any attachment or judgment Lien, but only so long as the judgment it secures does not constitute an Event of Default under Section 11(i);

(x)    Liens incurred in the ordinary course of business to secure (A) the non-delinquent performance of bids, trade contracts, leases (other than Capitalized Leases) and statutory obligations, (B) contingent obligations on surety bonds and appeal bonds, and (C) other similar non-delinquent obligations, in each case, not incurred or made in connection with the obtaining of advances or credit, the payment of the deferred purchase price of property or the incurrence of other Indebtedness, provided that such Liens, taken as a whole, would not, even if enforced, have a Material Adverse Effect;

(xi)    leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances in the ordinary course of business, in each case incidental to, and not interfering in any material respect with, the ordinary conduct of the business of such Obligor or Subsidiary, and which do not in the aggregate materially impair the use of such property in the operation of the business of such Obligor or Subsidiary or the value of such property for the purposes of such business;

(xii)    any other Liens existing on the date hereof which are identified on Schedule 10.6 hereto;

(xiii)    any extension, renewal or refunding of any Lien permitted by the preceding clauses (vi), (viii) and (xii) of this Section 10.6 in respect of the same property theretofore subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; provided that (A) such extension, renewal or refunding shall be without increase in the principal amount remaining unpaid as of the date of such extension, renewal or refunding, (B) such Lien shall attach solely to the same such property, (C) the principal amount remaining unpaid as of the date of such extension, renewal or refunding is less than or equal to the fair market value of the property (determined in good faith by the Board or Directors of the Company) to which such Lien is attached, (D) at the time of such extension, renewal or refunding and after giving effect thereto, no Default or Event of Default would exist; or

(xiv)    Liens securing Priority Debt (other than Liens on Trade Receivables unless in connection with the sale or other transfer of Trade Receivables to a Special Purpose Company pursuant to one or more Qualifying Securitization Transactions, to the extent that the aggregate amount outstanding under all financing facilities relating to such Qualifying Securitization Transactions shall not exceed $100,000,000 at any time of determination) not otherwise permitted in the foregoing clauses (i) through (xiii), above, provided that Priority Debt shall not at any time exceed 15% of Consolidated Total Assets (determined as of the end of the then most recently ended fiscal quarter), provided, further, that notwithstanding the foregoing, no Obligor shall, or shall permit any of its Subsidiaries to, secure pursuant to this clause (xiv) of this Section 10.6 any Indebtedness outstanding

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

under or pursuant to any Material Credit Facility (or any Guaranty delivered in connection therewith) unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to such Obligor and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.

Section 10.7.    Fixed Charges Coverage. The Company shall not permit the Fixed Charges Coverage Ratio as of the end of any fiscal quarter to be less than 1.75 to 1.00.

Section 10.8.    Total Leverage Ratio. The Company shall not permit the Total Leverage Ratio as of the end of any fiscal quarter to be greater than 3.50 to 1.00; provided that, upon notice by the Company to the holders of Notes, as of the last day of each of the four consecutive fiscal quarters immediately following a Qualified Acquisition, such ratio may be greater than 3.50 to 1.00, but in no event greater than 4.00 to 1.00, but only so long as (i) the Total Leverage Ratio for the two full consecutive fiscal quarters immediately prior to such Qualified Acquisition was not greater than 3.50 to 1.00 and (ii) the Company pays the additional interest provided for in Section 1.4.

Section 10.9.    Priority Debt. The Company shall not at any time permit the aggregate amount of all Priority Debt to exceed 15% of Consolidated Total Assets (Consolidated Total Assets to be determined as of the end of the then most recently ended fiscal quarter of the Company).

Section 10.10.    Distributions. The Company shall not declare or pay any dividend or other Distribution in cash, property or obligations (other than in shares of capital stock of the Company or in options, warrants or other rights to acquire any such capital stock or in other securities convertible into any such capital stock) on any shares of capital stock of the Company of any class; and the Company shall not purchase, redeem or otherwise acquire for any consideration any shares of capital stock of the Company of any class or any option, warrant or other right to acquire any such capital stock, unless, as to any of the foregoing, no Default or Event of Default then exists or would exist after giving effect thereto.

Section 10.11.    Other Shelf Agreements. (a) In addition to and not in limitation of any of the restrictions to which any Obligor or any Subsidiary is subject pursuant to this Agreement, if at any time after the date of this Agreement any Shelf Facility contains a covenant by any Obligor that is more favorable to the lenders under such Shelf Facility than the covenants, definitions and/or defaults contained in this Agreement (any such provision (including any necessary definition), a “More Favorable Covenant”), then the Company shall provide a Most Favored Lender Notice in respect of such More Favorable Covenant. Unless waived in writing by the Required Holders within 15 days after each holder’s receipt of such notice, such More Favorable Covenant shall be deemed automatically incorporated by reference into Section 10 of this Agreement, mutatis mutandis, as if set forth in full herein, effective as of the date when such More Favorable Covenant shall have become effective under such Shelf Facility.

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

(b)    Any More Favorable Covenant incorporated into this Agreement (herein referred to as an “Incorporated Covenant”) pursuant to this Section 10.11 (i) shall be deemed automatically amended or deleted herein to reflect any subsequent amendments or deletions made to such More Favorable Covenant under the applicable Shelf Facility; provided that, if a Default or an Event of Default then exists and the amendment or deletion of such More Favorable Covenant would make such covenant less restrictive on any Obligor, such Incorporated Covenant shall only be deemed automatically amended or deleted at such time, if it should occur, when such Default or Event of Default no longer exists

(c)     If any fee or other consideration shall be given to the lenders under such Shelf Facility for such amendment or deletion, the equivalent of such fee or other consideration shall be given, pro rata, to the holders of the Notes. Notwithstanding the foregoing, the covenants or defaults (and related definitions as used therein) contained in this Agreement as in effect on the date of this Agreement (and as amended other than by operation of Section 10.11) shall not be loosened or relaxed by operation of the terms of this Section 10.11 and only such other Incorporated Covenants shall be so loosened or relaxed pursuant to the terms hereof.

(d)    “Most Favored Lender Notice” means, in respect of any More Favorable Covenant, a written notice to each of the holders of the Notes delivered promptly, and in any event within 5 Business Days after the inclusion of such More Favorable Covenant in any Shelf Facility (including by way of amendment or other modification of any existing provision thereof) from a Responsible Officer referring to the provisions of this Section 10.11 and setting forth a reasonably detailed description of such More Favorable Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.

SECTION 11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)    any Obligor defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)    any Obligor defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)    any Obligor defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 10.2, 10.3, 10.6, 10.7, 10.8, 10.9 and 10.10; or

(d)    any Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) such Obligor receiving written notice of such default from Allianz or any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

(e)    any representation or warranty made in writing by or on behalf of any Obligor or by any officer of any Obligor in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)    (i) any Obligor or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount in excess of an amount equal to three percent (3%) of Consolidated Net Worth beyond any period of grace or notice provided with respect thereto, or (ii) any Obligor or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount in excess of an amount equal to three percent (3%) of Consolidated Net Worth or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition, such Indebtedness has become or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(g)    any Obligor or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)    a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Obligor or any Significant Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of such Obligor or such Significant Subsidiary, or any such petition shall be filed against such Obligor or such Significant Subsidiary and such petition shall not be dismissed within 60 days; or

(i)    one or more final judgments or orders for the payment of money aggregating in excess of an amount equal to three percent (3%) of Consolidated Net Worth at such time, including, without limitation, any such final order enforcing a binding arbitration decision, are rendered against one or more of any Obligor and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

(j)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed an amount that would cause a Material Adverse Effect, (iv) any Obligor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) any Obligor or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) any Obligor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in this Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 12. REMEDIES ON DEFAULT, ETC.

Section 12.1.    Acceleration. (a) If an Event of Default with respect to any Obligor described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Obligors, declare all the Notes then outstanding to be immediately due and payable.

(c)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Obligors, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. Each Obligor acknowledges, and the parties hereto agree, that each

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

holder of a Note has the right to maintain its investment in the Notes free from repayment by the Obligors (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Obligors in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.    Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.    Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders in principal amount of the Notes then outstanding, by written notice to the Obligors, may rescind and annul any such declaration and its consequences if (a) any Obligor has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) no Obligor nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Obligors under Section 15, the Obligors will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1.    Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Obligors shall not be affected by any notice or knowledge to the contrary. The Obligors shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2.    Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within twenty (20) Business Days thereafter, the Obligors shall execute and deliver, at the Obligor’s expense (except as provided below), one or more new Notes of the same Series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1(a), Schedule 1(b), Schedule 1(c) or Schedule 1(d), respectively. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Obligors may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3.    Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)    in the case of mutilation, upon surrender and cancellation thereof,

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

within ten Business Days thereafter, the Obligors at their own expense shall execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14. PAYMENTS ON NOTES.

Section 14.1.    Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America, N.A. in such jurisdiction. The Obligors may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of any Obligor in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.    Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Obligors will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule B or in the applicable Supplement, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Obligors in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Obligors made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Obligors pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes of the same Series pursuant to Section 13.2. The Obligors will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

SECTION 15. EXPENSES, ETC.

Section 15.1.    Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Obligors will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of

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any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of any Obligor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $5,000. The Obligors will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2.    Survival. The obligations of the Obligors under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of any Obligor pursuant to this Agreement shall be deemed representations and warranties of such Obligor under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17. AMENDMENT AND WAIVER.

Section 17.1.    Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Obligors and the Required Holders, except that:

(a)    no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b)     no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to Closing that

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appear in Section 4, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 17.1(c)), 11(a), 11(b), 12, 17 or 20.

Notwithstanding anything to the contrary contained herein, the Company may enter into any Supplement providing for the issuance of one or more Series of Notes consistent with Sections 1.2 and 4 hereof without obtaining the consent of any holder of any other Series of Notes.

Section 17.2.    Solicitation of Holders of Notes.

(a)    Solicitation. The Obligors will provide each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Obligors will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 to each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.

(b)    Payment. No Obligor will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

(c)    Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 by a holder of a Note that has transferred or has agreed to transfer its Note to any Obligor or any Affiliate of any Obligor in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3.    Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Obligors without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Obligors and any Purchaser or holder of a Note and no delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Purchaser or holder of such Note.

Section 17.4.    Notes Held by Obligors, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Obligor or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18. NOTICES.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid), (c) by an internationally recognized overnight delivery service (with charges prepaid) or (d) by email. Any such notice must be sent:

(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address or email address specified for such communications in Schedule B or in the applicable Supplement, or at such other address as such Purchaser or nominee shall have specified to the Obligors in writing,

(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Obligors in writing, or

(iii)    if to any Obligor, to the Company at 22801 St. Clair Avenue, Cleveland, Ohio 44117-1199, to the attention of the Treasurer, or at such other address as such Obligor shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at any Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. Each Obligor agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit any Obligor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

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SECTION 20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of any Obligor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of such Obligor or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by any Obligor or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of any Obligor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be required (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes or this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Obligors in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Obligors embodying this Section 20.

In the event that as a condition to receiving access to information relating to any Obligor or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through a secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

Purchaser or such holder and such Obligor, this Section 20 shall supersede any such other confidentiality undertaking.

SECTION 21. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Obligors, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Obligors of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22. MISCELLANEOUS.

Section 22.1.    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2.    Accounting Terms; Accounting Changes. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

If any change in GAAP by reason of a change from GAAP to IFRS or, if applicable, portions thereof (as provided in the definition of “GAAP”) would affect in any material respect the computation of any ratio or other financial covenant, basket, calculation or requirement set forth herein or in any other document relating to the Notes, the Obligors and the holders shall endeavor to negotiate in good faith a modification of such ratio, covenant, basket, calculation or

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

requirement to preserve the original intent thereof in light of such change from GAAP to IFRS or, if applicable, portions thereof (subject, however, to the approval of the Required Holders); and until, if ever, such modification shall have been effected by an amendment to such ratio, covenant, basket, calculation or requirement approved by the Obligors and the Required Holders as provided in Section 17.1 hereof, (i) such ratio, covenant, basket, calculation or requirement shall continue to be computed in accordance with GAAP prior to such change to IFRS (or, if applicable, portions thereof) and (ii) the Obligors shall provide to the holders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, covenant, basket, calculation or requirement made before and after giving effect to such change from GAAP to IFRS (or, if applicable, portions thereof).

Section 22.3.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4.    Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 22.5.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.6.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7.    Jurisdiction and Process; Waiver of Jury Trial. (a) Each Obligor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, each Obligor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)    Each Obligor consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section, including to its registered agent if so notified. Each Obligor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)    Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Obligors in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Section 22.8.    Joint and Several. (a) Joint and Several. The Obligors agree and acknowledge that their liability to pay all obligations under this Agreement and the Notes and to perform all other obligations under this Agreement and the Notes and each other document to which they are a party is and shall be joint and several. No Obligor shall have any right of subrogation, reimbursement or similar right in respect of its payment of any sum or its performance of any other obligation hereunder or under the Notes unless and until all obligations have been paid in full. In addition, each Obligor confirms that it will have received adequate consideration and reasonably equivalent value for the Indebtedness incurred and other agreements made in this Agreement and the Notes. No Obligor could reasonably expect to obtain financing separately on terms as favorable as those provided for herein.

(b)    Obligations Absolute. The obligations of each Obligor hereunder (the “Obligations”) shall be valid and enforceable and, except as expressly provided herein, shall not be subject to limitation, impairment or discharge for any reason (other than the payment in full of the Obligations), including, without limitation, the occurrence of any failure to assert or enforce or agreement not to assert or enforce any claim or demand of any right power or remedy with respect to the Obligations or any agreement relating thereto, or with respect to any guaranty thereof or security therefor or any other act or thing or omission which may or might in any manner or to any extent vary the risk of such Obligor as an obligor in respect of the Obligations; and each Obligor hereby waives (i) any defense based upon any statute or rule of law or equity to the effect that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, and (ii) to the fullest extent permitted by law, any defenses or benefits which may be derived from or afforded by law or equity which limit the liability of or exonerate guarantors or sureties, or which may conflict with terms of this Agreement, the Notes or any other documents delivered in connection therewith.

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

(c)    Limitations. (i) If the Obligations of an Obligor would be held or determined by a court or tribunal having competent jurisdiction to be void, invalid or unenforceable on account of the amount of its aggregate liability under this Agreement or the Notes, then, notwithstanding any other provision of this Agreement or the Notes to the contrary, the aggregate amount of the liability of such Obligor under this Agreement and the Notes shall, without any further action by such Obligor, any holder or any other person, be automatically limited and reduced to an amount which is valid and enforceable.

(ii)    Without limiting the generality of clause (i) above, each Obligor, each Purchaser and each holder, hereby confirms that it is the intention of all such parties that none of this Agreement, the Notes or any other document delivered in connection therewith constitute a fraudulent transfer or conveyance under any Debtor Relief Law, the Uniform Fraudulent Conveyances Act, the Uniform Fraudulent Transfer Act or similar state statute applicable to this Agreement, the Notes or any other related document. Therefore, such parties agree that the Obligations of an Obligor shall be limited to such maximum amount as will, after giving effect to such maximum amount and other contingent and fixed liabilities of such Obligor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of the other Obligors and any other obligor, result in the Obligations not constituting a fraudulent transfer or conveyance.

(iii)    The provisions of this Section 22.8 are intended solely to preserve the rights of the Purchasers and the holders hereunder to the maximum extent permitted by applicable law, and neither an Obligor nor any other Person shall have any right or claim under such provisions that would not otherwise be available under applicable law.

*    *    *    *    *

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Obligors, whereupon this Agreement shall become a binding agreement between you and the Obligors.

Very truly yours,

LINCOLN ELECTRIC HOLDINGS, INC.

By	/s/ Christopher L. Mapes
Name: Christopher L. Mapes
Title: Chairman, President and Chief Executive Officer

THE LINCOLN ELECTRIC COMPANY

By	/s/ Jennifer I. Ansberry
Name: Jennifer I. Ansberry
Title: Executive Vice President, General Counsel and Secretary

LINCOLN ELECTRIC INTERNATIONAL HOLDING COMPANY

By	/s/ Vincent K. Petrella
Name: Vincent K. Petrella
Title: Treasurer

J.W. HARRIS CO., INC.

By	/s/ Jennifer I. Ansberry
Name: Jennifer I. Ansberry
Title: Secretary

LINCOLN GLOBAL, INC.

By	/s/ Geoffrey P. Allman
Name: Geoffrey P. Allman
Title: Treasurer

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

TECHALLOY, INC.

By	/s/ Jennifer I. Ansberry
Name: Jennifer I. Ansberry
Title: Secretary

WAYNE TRAIL TECHNOLOGIES, INC.

By	/s/ Geoffrey P. Allman
Name: Geoffrey P. Allman
Title: Treasurer

Lincoln Electric Holdings, Inc.	Uncommitted Master Shelf Facility

This Agreement is hereby

accepted and agreed to as

of the date hereof.

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

By:	Allianz Global Investors U.S. LLC, as the authorized signatory and investment manager

By	/s/ Charles J. Dudley
Name: Charles J. Dudley
Title: Managing Director

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“2015 Note Agreement” means that certain Note Purchase Agreement dated as of April 1, 2015 among the Obligors and the purchasers party thereto, as amended to date, including any renewals, extensions, further amendments, supplements, restatements, replacements or refinancing thereof.

“2016 Note Agreement” means that certain Note Purchase Agreement dated as of October 20, 2016 among the Obligors and the purchasers party thereto, as amended to date, including any renewals, extensions, further amendments, supplements, restatements, replacements or refinancing thereof.

“Acceptance Day” is defined in Section 2.2.

“Accepted Note” is defined in Section 2.2.

“Additional Obligor” is defined in Section 9.7.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of an Obligor.

“Agreement” means this Uncommitted Master Note Facility, including all Schedules and Exhibits attached to this Agreement and all Supplements executed in connection herewith, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Allianz” is defined in the first paragraph of this Agreement.

“Allianz Affiliate” means (a) any corporation or other entity controlling, controlled by, or under common control with, Allianz or (b) any managed account, investment fund or client account which is managed by Allianz or an Allianz Affiliate described in clause (a) of this definition. For purposes of this definition, the terms “control,” “controlling” and “controlled” means the ownership, directly or through subsidiaries, of a majority of a corporation’s or other entity’s voting stock or equivalent voting securities or interests.

“Anti-Corruption Laws” is defined in Section 5.16(d)(1).

“Anti-Money Laundering Laws” is defined in Section 5.16(c).

SCHEDULE A

(to Uncommitted Master Note Facility)

“Blocked Person” is defined in Section 5.16(a).

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Cleveland, Ohio are required or authorized to be closed.

“Cancellation Date” shall be either (i) the date of any notification of cancellation of the closing of the purchase and sale of any Accepted Notes as provided in Section 3.2 or (ii) if the closing of the purchase and sale of any Accepted Note is not consummated on or prior to the last day of the Issuance Period, the last day of the Issuance Period.

“Capitalized Leases” means, in respect of any Person, any lease of property imposing obligations on such Person, as lessee of such property, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Change of Control” means and includes any of the following:

(i)    during any period of twelve (12) consecutive calendar months, individuals who at the beginning of such period constituted the Company’s Board of Directors (together with any new directors (x) whose election by the Company’s Board of Directors was, or (y) whose nomination for election by the Company’s shareholders was (prior to the date of the proxy or consent solicitation relating to such nomination), approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), shall cease for any reason to constitute a majority of the directors then in office;

(ii)    any person or group (as such term is defined in section 13(d)(3) of the 1934 Act) shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 of the 1934 Act) of more than 50%, on a fully diluted basis, of the economic or voting interest in the Company’s capital stock;

(iii)    the shareholders of the Company approve a merger or consolidation of such with any other person, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or exchanged for voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving or resulting entity outstanding after such merger or consolidation;

(iv)    the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement or agreements for the sale or disposition by the Company of all or substantially all of the Company’s assets; and/or

(v)    the Company ceases to own one hundred percent (100%) of the issued and outstanding capital stock of an Obligor, other than the Company, except as a result of a transaction expressly permitted in Section 10.2.

“CISADA” is defined in Section 5.16(a).

“Closing” is defined in Section 3.

“Closing Date” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Lincoln Electric Holdings, Inc., an Ohio corporation or any successor that becomes such in the manner prescribed in Section 10.2.

“Confidential Information” is defined in Section 20.

“Consolidated” means the Company and its Subsidiaries, taken as a whole in accordance with GAAP.

“Consolidated Fixed Charges” means, with respect to any period, the sum of (a) Consolidated Interest Expense for such period and (b) Consolidated Lease Rentals for such period.

“Consolidated Income Available for Fixed Charges” means, with respect to any period, Consolidated Net Income for such period, plus, without duplication, all amounts deducted in the computation thereof on account of (a) Consolidated Fixed Charges and (b) Taxes imposed on or measured by income or excess profits.

“Consolidated Interest Expense” means, for any period, Interest Expense of the Company and its Subsidiaries on a Consolidated basis.

“Consolidated Lease Rentals” means, with respect to any period, the sum of the rental and other obligations required to be paid during such period by the Company and its Subsidiaries as lessee under all leases of real or personal property (other than Capitalized Leases), on a Consolidated basis, excluding any amount required to be paid by the lessee (whether or not therein designated as rental or additional rental) on account of maintenance and repairs, insurance, Taxes, assessments, water rates and similar charges, provided that, if at the date of determination, any such rental or other obligations (or portion thereof) are contingent or not otherwise definitely determinable by the terms of the related lease, the amount of such obligations (or such portion thereof) (i) shall be assumed to be equal to the amount of such obligations for the period of 12 consecutive calendar months immediately preceding the date of determination or (ii) if the related lease was not in effect during such preceding 12-month period, shall be the amount estimated by a responsible officer of the Company on a reasonable basis and in good faith.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries for such period, on a Consolidated basis, as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP, provided that there shall be excluded:

(a)    the income (or loss) of any Person (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Company or such Subsidiary in the form of cash dividends or similar cash distributions,

(b)    the undistributed earnings of any Subsidiary to the extent that, to the best of the knowledge of the Company, the declaration or payment of dividends or similar distributions by such Subsidiary is (i) not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, or law applicable to such Subsidiary, or (ii) otherwise unavailable for payment,

(c)    any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, conversion, exchange or other disposition of investments or capital assets (such term to include, without limitation, the following, whether or not current: all fixed assets, whether tangible or intangible, and all inventory sold in conjunction with the disposition of fixed assets), and any Taxes on such net gain (or net loss),

(d)    any non-cash gains or losses resulting from any write-up or reappraisal of any assets, including, without limitation, goodwill of such Person as well as goodwill impairments and losses traced to the write-off of goodwill associated with the sale or other disposition of a business by such Person,

(e)    any net gain from the collection of the proceeds of life insurance policies,

(f)    any gain arising from the acquisition of any security (as defined in the Securities Act of 1933), or the extinguishment, under GAAP, of any Indebtedness, of the Company or any Subsidiary,

(g)    any deferred or other credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary, and

(h)    any non-cash charges related to the implementation by the Company and its Subsidiaries of FASB Statement 142.

“Consolidated Net Worth” means, at any time,

(a)    the sum (adjusted for any non-cash charges related to the implementation by the Company and its Subsidiaries of FASB Statement 142) of (i) the par value (or value stated on the books of the corporation) of the capital stock (but excluding treasury stock and capital stock subscribed and unissued) of the Company and its Subsidiaries, plus (ii) the amount of the paid-in capital and retained earnings of the Company and its Subsidiaries, in each case as such amounts would be shown on a Consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, minus

(b)    to the extent included in clause (a), all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Company and its Subsidiaries, determined on a Consolidated basis.

“Controlled Entity” means (i) any of the Subsidiaries of any Obligor and any of their or such Obligor’s respective Controlled Affiliates and (ii) if such Obligor has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2.0% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2.0% over the rate of interest publicly announced by Bank of America, N.A. in New York, New York as its “base” or “prime” rate.

“Delayed Delivery Fee” shall be the fee payable by the Obligors in the case of any delayed or cancelled Accepted Notes, calculated as the product of (1) the coupon rate of such Accepted Note, (2) the principal amount of such Accepted Note, and (3) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Date for such Accepted Note to but excluding the Rescheduled Closing Date or the Cancellation Date, as applicable, and the denominator of which is 360.

“Disclosure Documents” is defined in Section 5.3.

“Distribution” means any payment made, liability incurred and other consideration (other than any stock dividend, or stock split or similar distributions payable only in capital stock of an Obligor) given (i) for the purchase, acquisition, redemption or retirement of any capital stock of an Obligor or (ii) as a dividend, return of capital or other distribution of any kind in respect of the capital stock of an Obligor outstanding at any time.

“EBITDA” means, for any period, the sum of the amounts of (i) Consolidated Net Income, (ii) Consolidated Interest Expense for such period, (iii) depreciation for such period on a Consolidated basis, as determined in accordance with GAAP, (iv) amortization for such period on a Consolidated basis, as determined in accordance with GAAP, and (v) all provisions for any Taxes imposed on or measured by income or excess profits made by the Company and its Subsidiaries during such period, in each case, for clauses (ii) through (v), inclusive, to the extent expensed or deducted in computing Consolidated Net Income and without duplication.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with any Obligor under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” is defined in Section 3.

“Fixed Charges Coverage Ratio” means, at any time, the ratio of (a) Consolidated Income Available for Fixed Charges for the period of four consecutive fiscal quarters ending as of the most recent fiscal quarter ended prior to such time to (b) Consolidated Fixed Charges for such period.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“Funded Debt” means (a) Indebtedness, other than Indebtedness of the types described in clause (ix), (x), (xii) and (xiii) of the definition of such term, below, and (b) all guaranty obligations of such Person in respect of any Indebtedness of the type described in clause (a) of this definition.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 10, including defined terms as used therein, are subject (to the extent provided therein) to Section 22.2. If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use, in whole or in part, IFRS in lieu of GAAP for financial reporting purposes, the Company may elect by written notice to the holders to so use IFRS (or, to the extent permitted by the SEC and consistent with pronouncements of the Financial Accounting Standards Board and the International Accounting

Standards Board, portions thereof from time to time) in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS (or, if applicable, such portions) as in effect from time to time and (b) for prior periods, GAAP as defined in the first sentence of this definition (and as theretofore modified pursuant to this sentence), in each case subject to Section 22.2.

“Global” is defined in the first paragraph of this Agreement.

“Governmental Authority” means

(a)    the government of

(i)    the United States of America or any state or other political subdivision thereof, or

(ii)    any other jurisdiction in which any Obligor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of any Obligor or any Subsidiary, or

(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantor” means the obligor under any Guaranty.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)    to purchase such indebtedness or obligation or any property constituting security therefor;

(b)    to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)    otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Harris” is defined in the first paragraph of this Agreement.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedge Reimbursement Cost” shall be the greater of (a) zero and (b) the product of (1) the principal amount of such Accepted Note, (2) the duration of such Accepted Note on the date a Rate Lock Letter is executed with respect to such Accepted Note and (3) the difference, expressed as a decimal, obtained from subtracting the ICUR rate on the Cancellation Date from the ICUR rate on the date a Rate Lock Letter was executed with respect to such Accepted Note.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule B, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Incremental Interest” is defined in Section 1.4.

“IFRS” means the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“INHAM Exemption” is defined in Section 6.2(e).

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness for money borrowed of such Person; (ii) all bonds, notes, debentures and similar debt securities of such Person; (iii) the deferred purchase price of capital assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person; (iv) the amounts drawn under all letters of credit issued for the account of such Person (other than commercial or trade letters of credit issued in connection with customer or supplier relationships in the ordinary course of business) and, without duplication, all drafts drawn thereunder; (v) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (vi) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed; (vii) all Capitalized Lease obligations of such Person and all Indebtedness of such Person secured by purchase money Liens; (viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all “synthetic” leases (i.e., leases accounted for by the lessee as operating leases under which the lessee is the “owner” of the leased property for Federal income Tax purposes); (ix) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations; (x) all net obligations of such Person under any so-called “hedge,” “swap,” “collar,” “cap” or similar interest rate or currency fluctuation protection agreements; (xi) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), including, without limitation, in connection with a Qualifying Securitization Transaction, other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; (xii) the stated value, or liquidation value if higher, of all redeemable stock (or other equity interest) of such Person; and (xiii) all guaranty obligations of such Person; provided that (a) neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, unless evidenced by a note, shall constitute Indebtedness; and (b) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 2% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Interest Expense” means, for any fiscal period, all expense of the Company or any of its Subsidiaries for such fiscal period classified as interest expense for such period, including capitalized interest and interest under “synthetic” leases, in accordance with GAAP.

“International” is defined in the first paragraph of this Agreement.

“Investor Presentation” is defined in Section 5.3.

“Issuance Period” is defined in Section 1.2(b).

Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

“Lincoln” is defined in the first paragraph of this Agreement.

“Lincoln Party” means any of the Obligors or any other direct or indirect Subsidiary of any of them from time to time, collectively, the “Lincoln Parties.”

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of an Obligor and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition, assets or properties of an Obligor and its Subsidiaries taken as a whole, (b) the ability of an Obligor to perform its obligations under this Agreement and the Notes, (c) the ability of any Guarantor to perform its obligations under any Guaranty guaranteeing the obligations of the Obligors under the Notes and this Agreement, or (d) the validity or enforceability of this Agreement, the Notes or any such Guaranty.

“Material Credit Facility” means, as to the Obligors and their Subsidiaries,

(a)    the Amended and Restated Credit Agreement dated as of June 30, 2017, by and among the Company, the Subsidiaries of the Company party thereto, KeyBank National Association, in its capacities as letter of credit issuer and administrative agent for the lenders, and the financial institutions party thereto as lenders, as amended to date, including any renewals, extensions, further amendments, supplements, restatements, replacements or refinancing thereof;

(b)    any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by any Obligor or any Subsidiary, or in respect of which any Obligor or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $50,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then any Credit Facility in a principal amount outstanding or available for borrowing equal to or greater than $5,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency) shall be deemed to be a Material Credit Facility; and

(c)    the 2015 Note Agreement, the 2016 Note Agreement, each Shelf Facility, and any private placement document pursuant to which any Obligor has issued or can issue senior notes, either now existing or existing in the future.

“Maturity Date” is defined in the first paragraph of each Note.

“Maximum Aggregate Shelf Amount” is defined in Section 1.2(c).

“Maximum Facility Amount” is defined in Section 1.2(c).

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Notes” is defined in Section 1.1.

“Obligor” and “Obligors” is defined in the first paragraph of this Agreement.

“Obligations” is defined in Section 22.8(b).

“OFAC” is defined in Section 5.16(a).

“OFAC Listed Person” is defined in Section 5.16(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company or any other Obligor whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Purchase Money Security Interest” means any Lien which is created or assumed in purchasing, constructing or improving any real or personal property (other than inventory) in the ordinary course of business, or to which any such property is subject when so purchased, including, without limitation, Capitalized Leases, provided, that (i) such Lien shall be confined to the aforesaid property, (ii) the Indebtedness secured thereby does not exceed the total cost of the purchase, construction or improvement, and (iii) any refinancing of such indebtedness does not increase the amount of indebtedness owing as of the date of such refinancing.

“Person” means an individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, association, institution, estate, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by any Obligor or any ERISA Affiliate or with respect to which any Obligor or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Priority Debt” means (without duplication), as of the date of any determination thereof, the sum of (i) all unsecured Indebtedness of Subsidiaries (including all Guaranties of Indebtedness but excluding (w) Indebtedness owing to the Company or any other Subsidiary, (x) Indebtedness outstanding at the time such Person became a Subsidiary, provided that such Indebtedness shall have not been incurred in contemplation of such person becoming a Subsidiary, (y) Indebtedness of the Obligors and (z) all Indebtedness of Guarantors guaranteeing the obligations of the Obligors under the Notes and this Agreement), and (ii) all Indebtedness of any Obligor and its Subsidiaries secured by Liens other than Indebtedness secured by Liens permitted by clauses (i) through (xiii), inclusive, of Section 10.6.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proposed Prepayment Date” is defined in Section 8.7(b).

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means Allianz and each of the Allianz Affiliates that has executed and delivered this Agreement to the Obligors and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Qualified Acquisition” means any acquisition of either or both the capital stock or assets of any Person or Persons (or any portion thereof), or the last to occur of a series of such acquisitions consummated within a period of six consecutive months, if the aggregate amount of Indebtedness incurred by one or more of the Company and its Subsidiaries to finance the purchase price of, or assumed by one or more of them in connection with the acquisition of, such stock and property is at least $100,000,000.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Qualifying Securitization Transaction” shall mean a bona fide securitization transaction effected under terms and conditions customary in the capital markets and consisting of sales of Trade Receivables by a Lincoln Party to a Special Purpose Company which in turn either sells or pledges such Trade Receivables (or undivided interests therein) to a commercial paper conduit or other financing source (whether with or without recourse to the Special Purpose Company), and as to which each of the following conditions shall be satisfied: (i) such sales to the Special Purpose Company are not accounted for under GAAP as secured loans, (ii) such transactions are, in the good faith opinion of a responsible officer of the Company, for fair value and in the best interests of such Lincoln Party, and (iii) recourse to any Lincoln Party in connection with any such sale of Trade Receivables is limited to repurchase, substitution or indemnification obligations customarily provided for in asset securitization transactions and arising from breaches of representations or warranties made by any Lincoln Party in connection with such sale.

“QPAM Exemption” is defined in Section 6.2(d).

“Ratable Portion” means, with respect to any Note, an amount equal to the product of (x) the amount equal to the net proceeds being so applied to the prepayment of Senior Indebtedness in accordance with Section 10.3(2), multiplied by (y) a fraction, the numerator of which is the aggregate principal amount of Senior Indebtedness of any Obligor and its Subsidiaries being prepaid pursuant to Section 10.3(2) and the denominator is the aggregate principal amount of Senior Indebtedness of such Obligor and its Subsidiaries.

“Rate Lock Letter” is defined in Section 2.2.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, (i) prior to the first Closing to occur hereunder, and (ii) from and after the first Closing, the holders of at least 51% in principal amount of all Notes at the time outstanding, exclusive of Notes then owned by any Obligor or any of its Affiliates.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company or any other Obligor with responsibility for the administration of the relevant portion of this Agreement.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Shelf Facility” and “Shelf Facilities” shall mean the following, in each case including any renewals, extensions, further amendments, supplements, restatements, replacements or refinancing thereof:

(i)    that certain Uncommitted Master Note Facility dated as of November 27, 2018 among the Obligors, MetLife Investment Advisors, LLC and the other MetLife Investment Advisors, LLC that become a party thereto.

(ii)    that certain Uncommitted Master Note Facility dated as of November 27, 2018 among the Obligors, Voya Retirement Insurance and Annuity Company and the other Voya Retirement Insurance and Annuity Company Affiliates that become a party thereto;

(iii)    that certain Uncommitted Master Note Facility dated as of November 27, 2018 among the Obligors, State Farm Life Insurance Company and the other State Farm Life Insurance Company Affiliates that become a party thereto;

(iv)    that certain Uncommitted Master Note Facility dated as of November 27, 2018 among the Obligors, AIG Asset Management (U.S.), LLC and the other AIG Asset Management (U.S.), LLC Affiliates that become a party thereto;

(v)    that certain Uncommitted Master Note Facility dated as of November 27, 2018 among the Obligors, John Hancock Life Insurance Company (U.S.A.) and the other John Hancock Life Insurance Company (U.S.A.) Affiliates that become a party thereto;

(vi)    that certain Uncommitted Master Note Facility dated as of November 27, 2018 among the Obligors, Thrivent Financial for Lutherans and the other Thrivent Financial for Lutherans Affiliates that become a party thereto; and

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Senior Indebtedness” means with respect to any Person, as of the date of any determination thereof, all Indebtedness of such Person other than Subordinated Debt.

“Series” means any series of Notes issued pursuant to this Agreement.

“Shelf Notes” means the notes issued under each Shelf Facility.

“Significant Subsidiary” means at any time any Subsidiary that would at such time constitute a “significant subsidiary” (as such term is defined in Regulation S-X of the SEC as in effect on the date of this Agreement) of any Obligor.

“Source” is defined in Section 6.2.

“Special Purpose Company” shall mean any Person created in connection with a Qualifying Securitization Transaction, provided, that any Special Purpose Company shall not own any property or conduct any activities other than those properties and activities which are reasonably required to be owned and conducted in connection with the involvement of such Person in Qualifying Securitization Transactions.

“Subordinated Debt” means with respect to any Person, all unsecured Indebtedness of such Person which shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Indebtedness of such Person (including without limitation, with respect to any Obligor, the obligations of such Obligor under this Agreement or the Notes).

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Substantial Part” is defined in Section 10.3.

“Substitute Purchaser” is defined in Section 21.

“Supplement” is defined in Section 1.2

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including interest, penalties and additions to tax with respect thereto.

“Techalloy” is defined in the first paragraph of this Agreement.

“Total Funded Debt” shall mean, as at the date of any determination, and on a Consolidated basis, the principal amount of any and all outstanding Funded Debt of the Company and its Subsidiaries at such date, including, without limitation, the outstanding obligations of the Obligors under this Agreement and the Notes at such date and any other obligations of the Obligors to the holders at such date.

“Total Leverage Ratio” shall mean, as of the end of any fiscal quarter, the ratio of (i) Total Funded Debt outstanding on such fiscal quarter end to (ii) Trailing EBITDA as of such fiscal quarter end.

“Trade Receivables” shall mean indebtedness and other obligations owed to the Company or any other Lincoln Party, whether constituting accounts, chattel paper, instruments or general intangibles, arising in connection with the sale of goods and services by the Company or such Lincoln Party to commercial customers, including, without limitation, the obligation to pay any finance charges with respect thereto, and agreements relating thereto, collateral securing the foregoing, books and records relating thereto and all proceeds thereof.

“Trailing EBITDA” shall mean, as of the end of any fiscal quarter, EBITDA for such fiscal quarter, plus EBITDA for the three (3) immediately preceding fiscal quarters.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions” is defined in Section 5.16(a).

“Wayne” is defined in the first paragraph of this Agreement.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of any Obligor and such Obligor’s other Wholly-Owned Subsidiaries at such time.

FORM OF OPINION OF SPECIAL COUNSEL

TO THE COMPANY

Matters To Be Covered in

Opinion of Special Counsel to the Company

1.    Each of the Company and its Subsidiaries being duly incorporated, validly existing and in good standing and having requisite corporate power and authority to issue and sell the Notes and to execute and deliver the documents.

2.    Each of the Company and its Significant Subsidiaries being duly qualified and in good standing as a foreign corporation in appropriate jurisdictions.

3.    Due authorization and execution of the documents and such documents being legal, valid, binding and enforceable.

4.    No conflicts with charter documents, laws or other agreements.

5.    All consents required to issue and sell the Notes and to execute and deliver the documents having been obtained.

6.    No litigation questioning validity of documents.

7.    The Notes not requiring registration under the Securities Act of 1933, as amended; no need to qualify an indenture under the Trust Indenture Act of 1939, as amended.

8.    No violation of Regulations T, U or X of the Federal Reserve Board.

9.    Company not an “investment company”, or a company “controlled” by an “investment company”, under the Investment Company Act of 1940, as amended.

SCHEDULE 4.4(a)

(to Uncommitted Master Note Facility)

FORM OF OPINION OF SPECIAL COUNSEL

TO THE PURCHASERS

To be provided to the Purchasers only.

SCHEDULE 4.4(b)

(to Uncommitted Master Note Facility)

DISCLOSURE MATERIALS

•	Lincoln Electric Holdings, Inc. Form 10-K for fiscal year ended December 31, 2017.

•	Lincoln Electric Holdings, Inc. Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018.

SCHEDULE 5.3

(to Uncommitted Master Note Facility)

SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK

Entity Name	Jurisdiction of Organization	Owner Name	Type of Interest Owned	Percent Owned
A. B. Arriendos S.A.	Santiago	Third Party	Nominative Shares	0.010000

A. B. Arriendos S.A.	Santiago	Inversiones LyL S.A.	Nominative Shares	99.980000

A. B. Arriendos S.A.	Santiago	Lincoln Electric Holdings, Inc.	Nominative Shares	0.010000

Air Liquide Welding Middle East FZE	Dubai	Lincoln Electric France S.A.S.	Shares	100.000000

Arc Products, Inc.	Delaware	Lincoln Electric Holdings, Inc.	Common Shares	100.000000

Burlington Automation Corporation	Ontario	Lincoln Canada Holdings ULC	Common Shares	100.000000

Comptoir Lyonnais De Soudage	France	Lincoln Electric France S.A.S.	Shares	100.000000

Ductil S.A.	Romania	Lincoln Electric France S.A.S.	Shares	1.977935

Ductil S.A.	Romania	Lincoln Electric Italia S.r.l.	Shares	98.021133

Ductil S.A.	Romania	Lincoln Electric Slovakia s.r.o.	Shares	0.000932

Easom Automation Systems, Inc.	Delaware	Lincoln Electric Holdings, Inc.	Common Stock	100.000000

Europaische Holding Intercito GmbH	Niederhasli	Lincoln Electric France S.A.S.	Shares	100.000000

Hangzhou SAF Oerlikon Welding & Cutting Co., LTD. (China)	Hangzhou City	Lincoln Electric France S.A.S.	Percentage Ownership Interest	100.000000

Harris Calorific GmbH	Heimertingen	Lincoln Electric International Holdings GMBH	Shares	100.000000

Harris Calorific International Sp. z o.o.	Poland	Lincoln Electric Luxembourg S.àr.l.	Shares	100.000000

Harris Calorific S.r.l.	Bologna	Lincoln Electric Italia S.r.l.	Quotas	100.000000

Harris Euro, S.L.U.	Spain	Harris-Euro Corp.	Percentage Ownership Interest	100.000000

SCHEDULE 5.4

(to Uncommitted Master Note Facility)

Harris-Euro Corp.	Ohio	Lincoln Electric Holdings, Inc.	Common Shares	100.000000

Inversiones LyL S.A.	Santiago	Third Party	Nominative Shares	50.000000

Inversiones LyL S.A.	Santiago	Lincoln Electric International Holding Company	Nominative Shares	50.000000

ISAF Drahtwerk GMBH	Germany	Lincoln Electric Italia S.r.l.	Shares	100.000000

J. W. Harris Co., Inc.	Ohio	Lincoln Electric Holdings, Inc.	Class A Common Shares	100.000000

J. W. Harris Co., Inc.	Ohio	Lincoln Electric Holdings, Inc.	Class B Common Shares	100.000000

Jinzhou ZhengTai Metal Industry Co., Ltd.	Jinzhou City, Liaoning Province	Tenwell Development Pte. Ltd.	Percentage Ownership Interest	100.000000

Kaliburn, Inc.	South Carolina	Lincoln Electric Holdings, Inc.	Shares	100.000000

Kaynak Teknigi Sanayi ve Ticaret A.S.	Turkey	Third Party	Class B	67.988106

Kaynak Teknigi Sanayi ve Ticaret A.S.	Turkey	Third Party	Class B	32.011894

Kaynak Teknigi Sanayi ve Ticaret A.S.	Turkey	Lincoln Electric France S.A.S.	Class A	100.000000

Kaynak Teknigi Sanayi ve Ticaret A.S.	Turkey	Third Party	Class C	100.000000

LE Torreon BCS, S. de R.L. de C.V.	Monterrey, Nuevo Leon	Lincoln Electric Manufactura, S.A. de C.V.	Percentage Ownership Interest	99.970000

LE Torreon BCS, S. de R.L. de C.V.	Monterrey, Nuevo Leon	Lincoln Electric Maquinas, S. de R.L. de C.V.	Percentage Ownership Interest	0.030000

Lincoln Canada Finance ULC	Alberta	Lincoln Canada Holdings ULC	Common Shares	100.000000

Lincoln Canada Holdings ULC	Nova Scotia	Lincoln Electric Holdings S.a.r.l.	Common Shares	100.000000

Lincoln Canada International Holdings LP	Ontario	Lincoln Canada Holdings ULC	Percentage Ownership Interest	99.004000

Lincoln Canada International Holdings LP	Ontario	Lincoln Electric Company of Canada GP Limited	Percentage Ownership Interest	0.996000

Lincoln Electric (Jinzhou) Welding Materials Co., Ltd.	Jinzhou City, Liaoning Province	Tenwell Development Pte. Ltd.	Percentage Ownership Interest	100.000000

5.4-2

Lincoln Electric (Tangshan) Welding Materials Co., Ltd.	Tangshan	Tenwell Development Pte. Ltd.	Percentage Ownership Interest	100.000000

Lincoln Electric (Thailand) Ltd.	Bangkok	Europaische Holding Intercito GmbH	Shares	0.000244

Lincoln Electric (Thailand) Ltd.	Bangkok	Lincoln Electric France S.A.S.	Shares	99.999756

Lincoln Electric (U.K.) Ltd.	England	Lincoln Electric UK Holdings Limited	Ordinary Shares	100.000000

Lincoln Electric (U.K.) Ltd.	England	Lincoln Electric UK Holdings Limited	Redeemable Preference Shares	100.000000

Lincoln Electric Belgium S.A.	Belgium	Lincoln Electric France S.A.S.	Shares	99.991880

Lincoln Electric Belgium S.A.	Belgium	Lincoln Smitweld B.V.	Shares	0.008120

Lincoln Electric Bester Sp. Zo.o.	Poland	Lincoln Electric Luxembourg S.àr.l.	Percentage Ownership Interest	100.000000

Lincoln Electric Company (India) Private Limited	India	Lincoln Electric Cyprus Holdings LLC	Shares	0.055986

Lincoln Electric Company (India) Private Limited	India	Lincoln Electric Cyprus Limited	Shares	99.944014

Lincoln Electric Company of Canada GP Limited	Ontario	Lincoln Canada Holdings ULC	Common Shares	100.000000

Lincoln Electric Company of Canada LP	Ontario	Lincoln Canada International Holdings LP	Percentage Ownership Interest	99.999000

Lincoln Electric Company of Canada LP	Ontario	Lincoln Electric Company of Canada GP Limited	Percentage Ownership Interest	0.001000

Lincoln Electric Cutting Systems, Inc.	Delaware	Lincoln Electric Holdings, Inc.	Common Shares	100.000000

Lincoln Electric Cyprus Holdings LLC	Delaware	Lincoln Electric Cyprus Limited	Common Shares	100.000000

Lincoln Electric Cyprus Limited	Nicosia	Lincoln Electric International Holding Company	Ordinary Shares	100.000000

Lincoln Electric CZ s.r.o.	Czech Republic	Lincoln Electric France S.A.S.	Percentage Ownership Interest	100.000000

Lincoln Electric do Brasil Indústria e Comércio Ltda.	São Paulo	Lincoln Electric International Holding Company	Quotas	0.006045

Lincoln Electric do Brasil Indústria e Comércio Ltda.	São Paulo	Lincoln Electric Luxembourg S.àr.l.	Quotas	99.495496

5.4-3

Lincoln Electric do Brasil Indústria e Comércio Ltda.	São Paulo	Wolf Robotics, LLC	Quotas	0.498459

Lincoln Electric Dutch Holdings B.V.	The Netherlands	Lincoln Electric International Holding Company	Shares	100.000000

Lincoln Electric Europe B.V.	Nijmegen	Lincoln Electric Dutch Holdings B.V.	Shares	100.000000

Lincoln Electric Europe, S.L.	Barcelona	Lincoln Electric Iberia, S.L.	Shares	100.000000

Lincoln Electric Finance LP	Cardiff	Lincoln Electric Luxembourg S.àr.l.	Percentage Ownership Interest	99.000000

Lincoln Electric Finance LP	Cardiff	Lincoln Maquinas Holdings LLC	Percentage Ownership Interest	1.000000

Lincoln Electric France S.A.S.	Rouen	Lincoln Electric Europe B.V.	Shares	66.153846

Lincoln Electric France S.A.S.	Rouen	Lincoln Electric Luxembourg S.àr.l.	Shares	33.846154

Lincoln Electric Henan Investment Holdings LLC	Delaware	Lincoln Electric International Holding Company	Common Shares	100.000000

Lincoln Electric Holdings S.a.r.l.	Grand-Duchy of Luxembourg	Lincoln Electric North America, Inc.	Common Shares	100.000000

Lincoln Electric Iberia, S.L.	Spain	Lincoln Electric Europe B.V.	Class A	12.990194

Lincoln Electric Iberia, S.L.	Spain	Lincoln Electric International Holding Company	Class A	87.009806

Lincoln Electric Iberia, S.L.	Spain	Lincoln Electric International Holding Company	Class B	100.000000

Lincoln Electric International Holding Company	Delaware	Lincoln Electric Holdings, Inc.	Common Stock	100.000000

Lincoln Electric International Holdings GMBH	Germany	Lincoln Electric Iberia, S.L.	Percentage Ownership Interest	100.000000

Lincoln Electric Italia S.r.l.	Genoa	Lincoln Electric France S.A.S.	Capital Stock	68.953741

Lincoln Electric Italia S.r.l.	Genoa	Lincoln Electric Luxembourg S.àr.l.	Capital Stock	31.046259

Lincoln Electric Japan K.K.	Japan	The Lincoln Electric Company (Asia Pacific) Pte. Ltd.	Common Shares	100.000000

Lincoln Electric Luxembourg Holdings S.a.r.l.	Grand-Duchy of Luxembourg	Lincoln Electric Holdings S.a.r.l.	Ordinary Shares	100.000000

5.4-4

Lincoln Electric Luxembourg Holdings S.a.r.l.	Grand-Duchy of Luxembourg	Lincoln Electric North America, Inc.	Preferred Stock	100.000000

Lincoln Electric Luxembourg S.àr.l.	Grand-Duchy of Luxembourg	Lincoln Electric France S.A.S.	Shares	100.000000

Lincoln Electric Luxembourg S.àr.l.	Grand-Duchy of Luxembourg	Lincoln Electric Luxembourg Holdings S.a.r.l.	Class B shares	100.000000

Lincoln Electric Management (Shanghai) CO., Ltd.	Shanghai	The Lincoln Electric Company (Asia Pacific) Pte. Ltd.	Percentage Ownership Interest	100.000000

Lincoln Electric Manufactura, S.A. de C.V.	Mexico	Lincoln Electric International Holding Company	Series B Fixed Capital	0.004000

Lincoln Electric Manufactura, S.A. de C.V.	Mexico	Lincoln Mexico Holdings LLC	Series B Fixed Capital	99.992000

Lincoln Electric Manufactura, S.A. de C.V.	Mexico	Lincoln Mexico Holdings LLC	Series B-1 Variable Capital	100.000000

Lincoln Electric Manufactura, S.A. de C.V.	Mexico	The Lincoln Electric Company	Series B Fixed Capital	0.004000

Lincoln Electric Maquinas, S. de R.L. de C.V.	Mexico City	Lincoln Electric Luxembourg S.àr.l.	Percentage Ownership Interest	99.989314

Lincoln Electric Maquinas, S. de R.L. de C.V.	Mexico City	Lincoln Maquinas Holdings LLC	Percentage Ownership Interest	0.010685

Lincoln Electric Mexicana, S.A. de C.V.	Mexico City	Lincoln Mexico Holdings LLC	Series B Fixed Capital	99.999800

Lincoln Electric Mexicana, S.A. de C.V.	Mexico City	Lincoln Mexico Holdings LLC	Series B-1 Variable Capital	100.000000

Lincoln Electric Mexicana, S.A. de C.V.	Mexico City	The Lincoln Electric Company	Series B Fixed Capital	0.000200

Lincoln Electric Middle East FZE	Dubai, UAE	Lincoln Electric Europe B.V.	Common Shares	100.000000

Lincoln Electric North America, Inc.	Delaware	Lincoln Electric International Holding Company	Common Stock	100.000000

Lincoln Electric Novo Holdings LLC	Delaware	Lincoln Electric Europe B.V.	Common Shares	100.000000

Lincoln Electric Polska sp.zo.o. w likwidacji	Poland	Lincoln Electric France S.A.S.	Shares	100.000000

Lincoln Electric Portugal, S.A.	Portugal	Lincoln Electric Novo Holdings LLC	Shares	100.000000

Lincoln Electric S.A.	Buenos Aires	Lincoln Electric International Holding Company	Shares	68.816275

5.4-5

Lincoln Electric S.A.	Buenos Aires	The Lincoln Electric Company	Shares	31.183725

Lincoln Electric Slovakia s.r.o.	Slovak Republic	Lincoln Electric Italia S.r.l.	Percentage Ownership Interest	100.000000

Lincoln Electric UK Holdings Limited	England and Wales	Lincoln Electric Luxembourg S.àr.l.	Ordinary Shares	100.000000

Lincoln Electric Venezuela, C.A.	Caracas	Lincoln Electric International Holding Company	Common Shares	100.000000

Lincoln Electric Welding Technology & Training Center, LLC (The)	Ohio	The Lincoln Electric Company	Percentage Ownership Interest	100.000000

Lincoln Electric Welding UK Limited	England	Lincoln Electric France S.A.S.	Ordinary Shares	100.000000

Lincoln Electric Welding UK Limited	England	Lincoln Electric France S.A.S.	Redeemable Ordinary Shares	100.000000

Lincoln Global Holdings LLC	Delaware	Lincoln Electric North America, Inc.	Common Shares	100.000000

Lincoln Global, Inc.	Delaware	Lincoln Global Holdings LLC	Common Shares	100.000000

Lincoln Luxembourg Holdings S.a r.l.	Luxembourg	Lincoln Electric Luxembourg S.àr.l.	Ordinary Shares	100.000000

Lincoln Maquinas Holdings LLC	Delaware	Lincoln Electric Luxembourg S.àr.l.	Common Shares	100.000000

Lincoln Mexico Holdings LLC	Delaware	Lincoln Luxembourg Holdings S.a r.l.	Common Shares	100.000000

Lincoln Nanjing Holdings LLC	Delaware	Lincoln Electric International Holding Company	Common Shares	100.000000

Lincoln Singapore Holdings LLC	Delaware	Lincoln Canada International Holdings LP	Common Shares	100.000000

Lincoln Smitweld B.V.	The Netherlands	Lincoln Electric Europe B.V.	Common Shares	100.000000

Lincoln Soldadura, Lda	Portugal	Lincoln Electric France S.A.S.	Shares	0.000250

Lincoln Soldadura, Lda	Portugal	Oerlikon Soldadura, S.A.	Shares	99.999750

Lincoln Soldaduras de Colombia Ltda.	Colombia	Lincoln Electric Holdings, Inc.	Percentage Ownership Interest	5.000000

Lincoln Soldaduras de Colombia Ltda.	Colombia	Lincoln Electric International Holding Company	Percentage Ownership Interest	95.000000

5.4-6

Lincoln Soldaduras de Venezuela, C.A.	Caracas	Lincoln Electric Dutch Holdings B.V.	Capital Stock	100.000000

Metrode Products Limited	England and Wales	Lincoln Electric UK Holdings Limited	Ordinary Shares	100.000000

Mezhgosmetiz - Mtsensk (MGM)	Russian Federation	MGM Holdings	Percentage Ownership Interest	0.000100

Mezhgosmetiz - Mtsensk (MGM)	Russian Federation	Torgovyi Dom “Mezhgosmetiz” (TD-MGM)	Percentage Ownership Interest	99.999900

MGM Holdings	Russian Federation	Lincoln Electric Dutch Holdings B.V.	Common Shares	99.500000

MGM Holdings	Russian Federation	Lincoln Electric International Holding Company	Common Shares	0.500000

Nanjing Xue Song Welding Material Sales Co., Ltd.	People’s Republic Of China	The Nanjing Lincoln Electric Co., Ltd.	Percentage Ownership Interest	100.000000

Oerlikon Schweisstechnik GMBH	Eisenberg	Lincoln Electric France S.A.S.	Shares	100.000000

Oerlikon Skandinavien AB	Sweden	Lincoln Electric France S.A.S.	Shares	100.000000

Oerlikon Soldadura, S.A.	Zaragoza	Lincoln Electric Iberia, S.L.	Shares	100.000000

OOO “Severstal-metiz: welding consumables”	Russian Federation	SSM RP Holding B.V.	Percentage Ownership Interest	100.000000

Precision Wire Holdings LLC	Delaware	Lincoln Electric International Holding Company	Percentage Ownership Interest	100.000000

Precision Wire Mexico, S. de R.L. de C.V.	Mexico City	Precision Wire Holdings LLC	Percentage Ownership Interest	0.010000

Precision Wire Mexico, S. de R.L. de C.V.	Mexico City	PRECISION WIRE, LLC	Percentage Ownership Interest	99.990000

PT Lincoln Electric Indonesia	Indonesia	Third Party	Class A shares	5.000000

PT Lincoln Electric Indonesia	Indonesia	Third Party	Class B shares	5.000000

PT Lincoln Electric Indonesia	Indonesia	Third Party	Class A shares	25.000000

PT Lincoln Electric Indonesia	Indonesia	Third Party	Class A shares	10.000000

PT Lincoln Electric Indonesia	Indonesia	The Lincoln Electric Company (Asia Pacific) Pte. Ltd.	Class A shares	60.000000

5.4-7

PT Lincoln Electric Indonesia	Indonesia	The Lincoln Electric Company (Asia Pacific) Pte. Ltd.	Class B shares	95.000000

PT Lincoln Electric Indonesia	Indonesia	The Lincoln Electric Company (Asia Pacific) Pte. Ltd.	Class C	100.000000

PT Lincoln Indoweld	Indonesia	Lincoln Electric International Holding Company	Percentage Ownership Interest	99.000000

PT Lincoln Indoweld	Indonesia	Lincoln Electric North America, Inc.	Percentage Ownership Interest	1.000000

Rimrock Corporation	Ohio	Rimrock Holdings Corporation	Common Stock	100.000000

Rimrock Holdings Corporation	Delaware	Lincoln Electric Holdings, Inc.	Common Shares	100.000000

Robolution GmbH	Hesse	Lincoln Electric International Holdings GMBH	Shares	100.000000

SAF-OERLIKON MALAYSIA SDN BHD	Malaysia	Lincoln Electric France S.A.S.	Shares	100.000000

Smart Force, LLC	Delaware	J. W. Harris Co., Inc.	Percentage Ownership Interest	100.000000

Specialised Welding Products Pty. Ltd.	Australia	The Lincoln Electric Company (Australia) Proprietary Limited	Ordinary Shares	100.000000

SSM RP Holding B.V.	The Netherlands	Lincoln Electric Dutch Holdings B.V.	Common Shares	99.996364

SSM RP Holding B.V.	The Netherlands	Lincoln Electric International Holding Company	Common Shares	0.003636

SWP N.Z. Limited	New Zealand	The Lincoln Electric Company (Australia) Proprietary Limited	Shares	100.000000

Techalloy, Inc.	Delaware	Lincoln Electric Holdings, Inc.	Common Shares	100.000000

Tennessee Rand, Inc.	Tennessee	Lincoln Electric Holdings, Inc.	Shares	100.000000

Tenwell Development Pte. Ltd.	Singapore	Lincoln Electric Luxembourg S.àr.l.	Ordinary Shares	100.000000

The Lincoln Electric Company	Ohio	Lincoln Electric Holdings, Inc.	Common Stock	100.000000

The Lincoln Electric Company (Asia Pacific) Pte. Ltd.	Singapore	Lincoln Singapore Holdings LLC	Ordinary Shares	100.000000

5.4-8

The Lincoln Electric Company (Australia) Proprietary Limited	New South Wales	Lincoln Electric International Holding Company	Shares	100.000000

The Lincoln Electric Company (New Zealand) Limited	New Zealand	The Lincoln Electric Company (Australia) Proprietary Limited	Shares	100.000000

The Lincoln Electric Company Luxembourg	Luxembourg	Lincoln Electric Belgium S.A.	Shares	99.800000

The Lincoln Electric Company Luxembourg	Luxembourg	Lincoln Smitweld B.V.	Shares	0.200000

The Lincoln Electric Company of South Africa (Pty) Ltd	South Africa	Lincoln Electric International Holding Company	Ordinary Shares	1.000000

The Lincoln Electric Company of South Africa (Pty) Ltd	South Africa	The Lincoln Electric Company	Ordinary Shares	99.000000

The Lincoln Electric Heli (Zhengzhou) Welding Materials Company Ltd.	People’s Republic Of China	Lincoln Electric Henan Investment Holdings LLC	Percentage Ownership Interest	68.160000

The Lincoln Electric Heli (Zhengzhou) Welding Materials Company Ltd.	People’s Republic Of China	Lincoln Electric Management (Shanghai) CO., Ltd.	Percentage Ownership Interest	25.170000

The Lincoln Electric Heli (Zhengzhou) Welding Materials Company Ltd.	People’s Republic Of China	Zhengzhou Heli Welding Materials Co., Ltd.	Percentage Ownership Interest	6.670000

The Nanjing Lincoln Electric Co., Ltd.	Nanjing	Lincoln Nanjing Holdings LLC	Percentage Ownership Interest	100.000000

The Shanghai Lincoln Electric Co., Ltd.	Baoshan Province	Tenwell Development Pte. Ltd.	Percentage Ownership Interest	7.500000

The Shanghai Lincoln Electric Co., Ltd.	Baoshan Province	The Lincoln Electric Company (Asia Pacific) Pte. Ltd.	Percentage Ownership Interest	92.500000

Torgovyi Dom “Mezhgosmetiz” (TD-MGM)	Russian Federation	MGM Holdings	Percentage Ownership Interest	100.000000

Uhrhan & Schwill Schweisstechnik GmbH	Essen, Germany	Lincoln Electric Europe B.V.	Percentage Ownership Interest	6.000000

Uhrhan & Schwill Schweisstechnik GmbH	Essen, Germany	Lincoln Electric International Holdings GMBH	Percentage Ownership Interest	94.000000

Vizient Manufacturing Solutions, Inc.	Delaware	Lincoln Electric Holdings, Inc.	Common Shares	100.000000

Wayne Trail Technologies, Inc.	Ohio	Lincoln Electric Holdings, Inc.	Class A	100.000000

Wayne Trail Technologies, Inc.	Ohio	Lincoln Electric Holdings, Inc.	Class B	100.000000

5.4-9

Weartech International Limited	United Kingdom	Weartech International, Inc.	Percentage Ownership Interest	100.000000

Weartech International, Inc.	California	Lincoln Electric North America, Inc.	Common Shares	100.000000

Welding Industries Oerlikon AG (fka Oerlikon-Schweisstechnik AG)	Niederhasli	Lincoln Electric France S.A.S.	Shares	100.000000

Welding, Cutting, Tools & Accessories, LLC	Delaware	J. W. Harris Co., Inc.	Percentage Ownership Interest	100.000000

Wolf Robotics, LLC	Delaware	Lincoln Electric Holdings, Inc.	Percentage Ownership Interest	100.000000

5.4-10

FINANCIAL STATEMENTS

•	Lincoln Electric Holdings, Inc. Form 10-K for fiscal year ended December 31, 2017.

•	Lincoln Electric Holdings, Inc. Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018.

SCHEDULE 5.5

(to Uncommitted Master Note Facility)

EXISTING INDEBTEDNESS

The Lincoln Electric Company

3.15% Senior Notes due August 20, 2025	100,000,000.00
2.75% Senior Notes due October 20, 2028	100,000,000.00
3.35% Senior Notes due August 20, 2030	100,000,000.00
3.03% Senior Notes due October 20, 2033	100,000,000.00
3.61% Senior Notes due April 1, 2035	50,000,000.00
3.27% Senior Notes due October 20, 2037	100,000,000.00
3.52% Senior Notes due October 20, 2041	50,000,000.00
4.02% Senior Note due April 1, 2045	100,000,000.00

Total	700,000,000.00

The Lincoln Electric Welding Technology & Training Center, LLC

Chase New Markets Corporation	10,500,000.00

Total	10,500,000.00

SCHEDULE 5.15

(to Uncommitted Master Note Facility)

FORM OF JOINDER AGREEMENT AND AFFIRMATION

JOINDER AGREEMENT AND AFFIRMATION

This Joinder Agreement and Affirmation (this “Joinder Agreement”), dated as of [                    ], is executed and delivered by [                            ], a [describe type of entity] (the “Additional Obligor”), pursuant to Section 9.7 of that certain Uncommitted Master Note Facility, dated as of [                , 2018] (as amended, restated, supplemented or otherwise modified from time to time, the “Uncommitted Master Note Facility”), by and among (a) Lincoln Electric Holdings, Inc., an Ohio corporation (the “Company”), The Lincoln Electric Company, an Ohio corporation (“Lincoln”), Lincoln Electric International Holding Company, a Delaware corporation (“International”), J.W. Harris Co., Inc., an Ohio corporation (“Harris”), Lincoln Global, Inc., a Delaware corporation (“Global”), Techalloy, Inc., a Delaware corporation (“Techalloy”), and Wayne Trail Technologies, Inc., an Ohio corporation (“Wayne” and with the Company, Lincoln, International, Harris, Global and Techalloy, each an “Obligor” and, collectively, the “Obligors”), (b) each additional Subsidiary of the Company from time to time party thereto, and (c) each of the institutional investors from time to time party thereto. All capitalized terms used in this Joinder Agreement and not otherwise defined herein shall have the same meanings herein as in the Uncommitted Master Note Facility.

SECTION 1. JOINDER TO UNCOMMITTED MASTER NOTE FACILITY; AFFIRMATION.

(a)    Joinder. The Additional Obligor hereby acknowledges that it has received and reviewed a copy of the Uncommitted Master Note Facility, the Notes and each of the other documents executed in connection therewith. The Additional Obligor hereby agrees to become an Obligor in respect of the obligations as set forth in the Uncommitted Master Note Facility and the Notes and, by executing and delivering this Joinder Agreement, does hereby join and become a party to the Uncommitted Master Note Facility as an Obligor, assuming all of the obligations and liabilities of an Obligor thereunder. The Additional Obligor hereby further agrees to comply with, and be bound by, all of the terms and conditions of the Uncommitted Master Note Facility in all respects as an original Obligor thereunder, as if such Additional Obligor was an original signatory thereto, assuming all obligations and liabilities arising or incurred under the Uncommitted Master Note Facility and the Notes on and after the date of this Agreement. The Additional Obligor hereby further acknowledges that such terms and conditions include, without limitation, joint and several liability with regard to all obligations under the Uncommitted Master Note Facility and the Notes.

(b)    Affirmation. The Obligors and the Additional Obligor each hereby ratifies and confirms all of its obligations to the holders, and the Obligors and the Additional Obligor each hereby affirms its absolute and unconditional promise to pay to the holders all amounts due or to become due and payable to the holders under the Uncommitted Master Note Facility and the Notes.

(c)    Effectiveness. This Joinder Agreement shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

SCHEDULE 9.7

(to Uncommitted Master Note Facility)

(i)    executed counterparts of this Joinder Agreement, duly executed by the Additional Obligors and agreed and consented to by the Obligors, shall have been delivered to the holders (or counsel to the holders);

(ii)    the representations and warranties of the Additional Obligors set forth in Section 2 hereof are true and correct on and with respect to the date hereof;

(iii)     the Additional Obligor shall have delivered an executed allonge to each of the Notes, which allonge shall add the Additional Obligor as a maker of the Notes, each in form and substance satisfactory to the Required Holders; and

(iv)     the holders shall have received from the Additional Obligor (x) a certificate as to the good standing of such Additional Obligor from the Secretary of State or other appropriate official of the state of its incorporation or organization, dated as of a recent date; (y) a certificate signed by an authorized responsible officer of such Additional Obligor containing representations and warranties on behalf of such Additional Obligor to the same effect, mutatis mutandis, as those contained in Section 5 of the Uncommitted Master Note Facility (but with respect to such Additional Obligor); and (z) an opinion of counsel (which may be from internal counsel) reasonably satisfactory to the Required Holders covering such matters relating to such Additional Obligor and this Joinder Agreement as reasonably requested by the Required Holders.

[Add any other provision agreed to by the parties.]

SECTION 2.        REPRESENTATIONS AND WARRANTIES.

The Additional Obligor hereby represents and warrants that as of the date hereof and as of the date of execution and delivery of this Joinder Agreement that:

(a)    this Joinder Agreement has been duly authorized by all necessary entity action on the part of the Additional Obligor and has been executed and delivered by the Additional Obligor, and this Joinder Agreement constitutes the legal, valid and binding obligation of the Additional Obligor enforceable against the Additional Obligor in accordance with its terms, except as such enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(b)    the execution, delivery and performance by the Additional Obligor of this Joinder Agreement will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Additional Obligor or any of its Subsidiaries under, (A) any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, shareholders agreement or (B) any other agreement or instrument evidencing Indebtedness to which the Additional Obligor or any of its Subsidiaries is bound or by which the Obligor or any of its Subsidiaries or any of their respective properties may be bound or affected, (ii) conflict with or result in breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling

9.7-2

of any court, arbitrator or Governmental Authority applicable to the Additional Obligor or any of its Subsidiaries or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Additional Obligor or any of its Subsidiaries; and

(c)    no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Additional Obligor of this Joinder Agreement.

SECTION 3.        GOVERNING LAW.

THIS JOINDER AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

SECTION 4.        MISCELLANEOUS.

The Uncommitted Master Note Facility and the Notes and all documents, instruments and agreements related thereto are hereby ratified and confirmed by each of the Obligors and the Additional Obligor in all respects and shall continue in full force and effect. The undersigned agrees that this Joinder Agreement shall be deemed to be, and is hereby made a part of, the Uncommitted Master Note Facility and the Notes as if set forth therein in full. This Joinder Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument

IN WITNESS WHEREOF, each the undersigned have caused this Joinder Agreement to be duly executed as of the date first written above.

[SIGNATURES]

9.7-3

EXISTING LIENS

Entity	Obligation Amount	Obligation Description	Property Subject to Lien	Holder of Lien
The Nanjing Lincoln Electric Co. Ltd.	$923,741	Defined benefit pension plan obligation	Building	Nanjing Industrial Group

The Lincoln Electric Company	$1,550,000	Forgivable loans	Building	Cuyahoga County

The Lincoln Electric Welding Technology & Training Center, LLC	$10,500,000	Forgivable loans	Building	Chase New Markets Corporation and Western Reserve DF Affiliate VIII, LLC

Lincoln Electric do Brasil Industria e Comercio Ltda.	$60,500	Guarantee for payment of electricity invoices	Accounts Receivable	Banco Itau Unibanco

Electro-Arco, SA	$38,661	Capital lease of warehouse space	Building	Caixa Leasing

Electro-Arco, SA	$2,739	Capital lease of computers	Computers	SFLAG

Lincoln Electric (UK) Limited	$12,069	Capital lease of forklift	Forklift being leased	BNP Paribas

Wayne Trail Technologies, Inc.	$0	Inventory and Equipment	Robot arms, controllers, spare parts, software and other related goods	Fanuc Robotics America, Inc.

SCHEDULE 10.6

(to Uncommitted Master Note Facility)

SCHEDULE B

NAMES AND ADDRESSES OF PURCHASERS

Investor Full Name:

Allianz Life Insurance Company of North America

Notice & contact information:

Allianz Life Insurance Company of North America

c/o Allianz Global Investors U.S. LLC

Attn: Private Placements

55 Greens Farms Road

Westport, CT 06880

Phone: 203-293-1900

Email: ppt@allianzgi.com

SCHEDULE B

(to Uncommitted Master Note Facility)

[FORM OF SUPPLEMENT]

LINCOLN ELECTRIC HOLDINGS, INC.

THE LINCOLN ELECTRIC COMPANY

LINCOLN ELECTRIC INTERNATIONAL HOLDING COMPANY

J.W. HARRIS CO., INC.

LINCOLN GLOBAL, INC.

TECHALLOY, INC.

WAYNE TRAIL TECHNOLOGIES, INC.

[NUMBER] SUPPLEMENT TO UNCOMMITTED MASTER NOTE FACILITY

Dated as of

Re:    $                              %, Series             , Senior Notes

due

EXHIBIT A

(to Uncommitted Master Note Facility)

LINCOLN ELECTRIC HOLDINGS, INC.

THE LINCOLN ELECTRIC COMPANY

LINCOLN ELECTRIC INTERNATIONAL HOLDING COMPANY

J.W. HARRIS CO., INC.

LINCOLN GLOBAL, INC.

TECHALLOY, INC.

WAYNE TRAIL TECHNOLOGIES, INC.

[Address]

[Number] Supplement to Uncommitted Master Note Facility

Dated as of

                    , 20

To the Purchaser(s) named in

Schedule A hereto

Ladies and Gentlemen:

This [Number] Supplement to Uncommitted Master Note Facility (the “Supplement”) is among Lincoln Electric Holdings, Inc., a corporation organized and existing under the laws of the State of Ohio (herein called the “Company”), The Lincoln Electric Company, an Ohio corporation (“Lincoln”), Lincoln Electric International Holding Company, a Delaware corporation (“International”), J.W. Harris Co., Inc., an Ohio corporation (“Harris”), Lincoln Global, Inc., a Delaware corporation (“Global”), Techalloy, Inc., a Delaware corporation (“Techalloy”), Wayne Trail Technologies, Inc., an Ohio corporation (“Wayne” and with the Company, Lincoln, International, Harris, Global and Techalloy, each an “Obligor” and, collectively, the “Obligors”) and the institutional investors named on Schedule A attached hereto (the “Purchasers”).

RECITALS

A.    The Obligors have entered into the Uncommitted Master Note Facility dated as of [                    , 2018] with Allianz Life Insurance Company of North America [and certain Allianz Affiliates as purchasers thereunder, pursuant to one or more supplements thereto] (as heretofore amended and supplemented, the “Master Note Facility”); and

B.    The Obligors desire to issue and sell, and the Purchasers desire to purchase, [an initial] [an additional] Series of Notes (as defined in the Master Note Facility) pursuant to the Master Note Facility and in accordance with the terms set forth below;

A-1

NOW, THEREFORE, the Obligors and the Purchasers agree as follows:

1.    Authorization of the New Series of Notes. The Obligors have authorized the issue and sale of $             aggregate principal amount of its         %, Series [    ], Senior Notes due             ,          (the “Series [        ] Notes”). The Series [        ] Notes, [together with the Series          Notes issued pursuant to the                      Supplement] and each Series of Notes which may from time to time hereafter be issued pursuant to the provisions of the Master Note Facility, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Master Note Facility). The Series [        ] Notes shall be substantially in the form set out in Exhibit 1 hereto with such changes therefrom, if any, as may be approved by the Purchaser(s) and the Obligors.

2.    Sale and Purchase of Series [        ] Notes. Subject to the terms and conditions of this Supplement and the Master Note Facility and on the basis of the representations and warranties hereinafter set forth, the Obligors will issue and sell to each of the Purchasers, and the Purchasers will purchase from the Obligors, at the Closing provided for in Section 3, Series [        ] Notes in the principal amount specified opposite their respective names in the attached Schedule A hereto at the purchase price of 100% of the principal amount thereof. The obligations of the Purchasers hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance by any other Purchaser hereunder.

3.    Closing. The sale and purchase of the Series [        ] Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe, Chicago, IL 60603 at 10:00 a.m. Chicago time, at a closing (the “Closing”) on             ,              or on such other Business Day thereafter on or prior to             ,          as may be agreed upon by the Company and the Purchasers (the “Closing Date”). At the Closing, the Obligors will deliver to each Purchaser the Series [        ] Notes to be purchased by such Purchaser in the form of a single Series [        ] Note (or such greater number of Series [        ] Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Obligors or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company in accordance with wire transfer instructions provided by the Company to such Purchaser pursuant to Section 4 of this Supplement, as it relates to Section 4.11 of the Master Note Facility. If, at the Closing, the Obligors shall fail to tender such Series [        ] Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.    Conditions to Closing. The obligation of each Purchaser to purchase and pay for the Series [        ] Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to the Closing, of the conditions set forth

A-2

in Section 4 of the Master Note Facility (it being understood that all references to “Purchaser” therein shall be deemed to refer to the Purchasers hereunder, all references to “this Agreement” shall be deemed to refer to the Master Note Facility as supplemented by this Supplement, and all references to “Notes” therein shall be deemed to refer to the Series [        ] Notes, and as hereafter modified), and to the following additional conditions:

(a)    as provided in Section 5 of this Supplement, except as supplemented, amended or superseded by the representations and warranties set forth in Exhibit 2 hereto (which changes are subject to the approval of each Purchaser), each of the representations and warranties of the Obligors set forth in Section 5 of the Master Note Facility shall be correct as of the date of Closing and the Company shall have delivered to each Purchaser an Officer’s Certificate, dated the date of the Closing certifying that such condition has been fulfilled;

(b)    contemporaneously with the Closing, the Obligors shall sell to each Purchaser, and each Purchaser shall purchase, the Series [        ] Notes to be purchased by such Purchaser at the Closing as specified in Schedule A; and

(c)    [Set forth any modifications and additional conditions]

5.    Representations and Warranties of the Company. With respect to each of the representations and warranties contained in Section 5 of the Master Note Facility, the Obligors represent and warrant to the Purchasers that, as of the date hereof, such representations and warranties are true and correct (A) except that all references to “Purchaser” therein shall be deemed to refer to the Purchasers hereunder, all references to “this Agreement” shall be deemed to refer to the Master Note Facility as supplemented by this Supplement, and all references to “Notes” therein shall be deemed to refer to the Series [____] Notes, and (B) except for changes to such representations and warranties or the Schedules referred to therein, which changes are set forth in the attached Exhibit 2 and which are in all respects satisfactory to such Purchaser as a condition to the Closing.

6.    Representations of the Purchasers. Each Purchaser confirms to the Company that the representations set forth in Section 6 of the Master Note Facility are true and correct on the date hereof with respect to the purchase of the Series [        ] Notes by such Purchaser, except that all references to “Purchaser” therein shall be deemed to refer to the Purchasers hereunder, all references to “this Agreement” therein shall be deemed to refer to the Master Note Facility as supplemented by this Supplement, and all references to “Notes” therein shall be deemed to refer to the Series [        ] Notes.

7.    Payment Terms; Maturity; Interest. [The provisions of Section 8 shall apply to the Series [        ] Notes as if set out fully herein] [The Series [        ] Notes will have the maturity date and bear interest at the rate set forth therein.]

8.    Prepayments of the Series [        ] Notes. [All prepayment provisions in Section 8 of the Master Note Facility shall apply to the Series [        ] Notes equally as “Notes” thereunder, subject to the definitions applicable to the Series [        ] Notes

A-3

contained herein.] [If applicable, here insert special provisions for Series [        ] Notes including prepayment provisions applicable to Series [        ] Notes (including Make-Whole Amount or any applicable premium, if any) and the definition of “Default Rate” for the Series [        ] Notes and the definition of “Business Day” related to the calculation of a Make-Whole Amount or any applicable premium for the Series [        ] Notes.]

9.    Applicability of Master Note Facility. Except as otherwise expressly provided herein (and expressly permitted by the Master Note Facility), all of the provisions of the Master Note Facility are incorporated by reference herein, shall apply to the Series [        ] Notes as if expressly set forth in this Supplement and all references to “Notes” shall include the Series [        ] Notes. Without limiting the foregoing, the Company agrees to pay all costs and expenses incurred in connection with the initial filing of this Supplement and all related documents and financial information with the SVO; provided that such costs and expenses with respect to the Series [        ] Notes shall not exceed [$            ] per Series or tranche of such Notes. Capitalized terms used herein without definition have the respective meanings ascribed to them in the Master Note Facility (as amended from time to time).

10.    Governing Law. This Supplement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

11.    Agreement to be Bound. Each Obligor and each Purchaser agree to be bound by and comply with the terms and provisions of the Master Note Facility as fully and completely as if such Purchaser were an original signatory to the Master Note Facility.

[12.    Additional Provisions. The Series [        ] Notes are subject to the following additional provisions:][include whether any additional covenants are subject to Section 11(c) of the Master Note Facility]:

[Include additional provisions, as applicable]

A-4

The execution hereof shall constitute a contract between the Obligors and the Purchaser(s) for the uses and purposes hereinabove set forth, and this Supplement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

THE LINCOLN ELECTRIC COMPANY

By
Name:
Title:

LINCOLN ELECTRIC INTERNATIONAL HOLDING COMPANY

By
Name:
Title:

J.W. HARRIS CO., INC.

By
Name:
Title:

LINCOLN GLOBAL, INC.

By
Name:
Title:

A-5

TECHALLOY, INC.

By
Name:
Title:

WAYNE TRAIL TECHNOLOGIES, INC.

By
Name:
Title:

Accepted as of                     ,

[VARIATION]

By
Name:
Title:

A-6

INFORMATION RELATING TO PURCHASERS

NAME AND ADDRESS OF PURCHASER	PRINCIPAL AMOUNT OF SERIES NOTES TO BE PURCHASED
[NAME OF PURCHASER]	$

(1) All payments by wire transfer of immediately available funds to: with sufficient information to identify the source and application of such funds.

(2) All notices of payments and written confirmations of such wire transfers:

(3) All other communications:

(4) Tax Identification Number

SCHEDULE A

(to Supplement)

[FORM OF SERIES              NOTE]

LINCOLN ELECTRIC HOLDINGS, INC.

THE LINCOLN ELECTRIC COMPANY

LINCOLN ELECTRIC INTERNATIONAL HOLDING COMPANY

J.W. HARRIS CO., INC.

LINCOLN GLOBAL, INC.

TECHALLOY, INC.

WAYNE TRAIL TECHNOLOGIES, INC.

[Coupon]% Senior Note, Series[        ] due [Maturity Date]

No. R -	[Date]
$[ ]	PPN [ ]

FOR VALUE RECEIVED, the undersigned, Lincoln Electric Holdings, Inc., a corporation organized and existing under the laws of the State of Ohio (herein called the “Company”), The Lincoln Electric Company, an Ohio corporation (“Lincoln”), Lincoln Electric International Holding Company, a Delaware corporation (“International”), J.W. Harris Co., Inc., an Ohio corporation (“Harris”), Lincoln Global, Inc., a Delaware corporation (“Global”), Techalloy, Inc., a Delaware corporation (“Techalloy”), Wayne Trail Technologies, Inc., an Ohio corporation (“Wayne” and with the Company, Lincoln, International, Harris, Global and Techalloy, each an “Obligor” and, collectively, the “Obligors”), jointly and severally, hereby promise to pay to [                    ], or registered assigns, the principal sum of [                    ] DOLLARS (or so much thereof as shall not have been prepaid) on [            ,         ] (the “Maturity Date”) with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of [COUPON]% per annum from the date hereof, payable [semiannually], on the [        ] day of [            ] and [            ] in each year, commencing [            ,         ], until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the hereinafter defined Master Note Facility).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Bank of America, N.A. in New York, New York or at such other place as the Obligors shall have designated by written notice to the holder of this Note as provided in the Uncommitted Master Note Facility referred to below.

This Note is one of the Senior Notes (herein called the “Notes”) issued pursuant to the          Supplement dated as of             , 20     to the Uncommitted Master Note Facility dated as of November 27, 2018 (as from time to time amended, the “Master Note Facility”), between the Obligors, Allianz and the Purchasers from time to time referred to therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have

EXHIBIT 1

(to Supplement)

(i) agreed to the confidentiality provisions set forth in Section 20 of the Master Note Facility and (ii) made the representations set forth in Section 6.2 of the Master Note Facility. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Master Note Facility.

This Note is a registered Note and, as provided in the Master Note Facility, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Obligors will not be affected by any notice to the contrary.

The Obligors will make any required prepayments of principal on the dates and in the amounts specified in the Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Obligors and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

THE LINCOLN ELECTRIC COMPANY

By
Name:
Title:

LINCOLN ELECTRIC INTERNATIONAL HOLDING COMPANY

By
Name:
Title:

EX 1-2

J.W. HARRIS CO., INC.

By
Name:
Title:

LINCOLN GLOBAL, INC.

By
Name:
Title:

TECHALLOY, INC.

By
Name:
Title:

WAYNE TRAIL TECHNOLOGIES, INC.

By
Name:
Title:

EX 1-3

SUPPLEMENTAL REPRESENTATIONS

The Obligors represent and warrant to each Purchaser that except as hereinafter set forth in this Exhibit 2, each of the representations and warranties set forth in Section 5 of the Master Note Facility is true and correct in all material respects as of the date hereof with respect to the Series [        ] Notes with the same force and effect as if each reference to “Notes” set forth therein was modified to refer the “Series [        ] Notes” and each reference to “this Agreement” therein was modified to refer to the Master Note Facility as supplemented by the              Supplement. The Section references hereinafter set forth correspond to the similar sections of the Master Note Facility which are supplemented hereby:

[Supplemental representations, subject to Purchaser approval]

EXHIBIT 1

(to Supplement)